UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Under Rule 14a-12

First Community Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 22, 2024

Dear Fellow Shareholder:

You are cordially invited to attend the 2024 Annual Meeting of Shareholders of First Community Corporation, the holding company for First Community Bank. At the meeting, we will report on our performance in 2023 and answer your questions. We look forward to discussing both our accomplishments and our plans with you.

This letter serves as your official notice that we will hold the meeting on May 22, 2024 at 11:00 a.m. local time, at our principal executive office located at 5455 Sunset Boulevard, Lexington, South Carolina 29072 for the following purposes:

1.	To elect as directors the four nominees named in the accompanying proxy statement;
2.	To approve the compensation of our named executive officers as disclosed in the accompanying proxy statement (this is a non-binding, advisory vote) (“Say-on-Pay”);
3.	To ratify the appointment of Elliott Davis, LLC as our independent registered public accountants for 2024; and
4.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning shares of our common stock at the close of business on March 15, 2024 are entitled to attend and vote at the meeting. A list of these shareholders will be available at our principal executive office prior to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting. This year, we are taking advantage of the rules of the U.S. Securities and Exchange Commission (“SEC”) that allow us to furnish our proxy materials over the Internet. We are mailing to our shareholders a Notice of Internet Availability of Proxy Materials over the Internet, rather than mailing a full paper set of the materials. We anticipate that the Notice of Internet Availability of Proxy Materials will first be sent to shareholders on or before April 12, 2024. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper or e-mail copy of the proxy materials. This process will reduce our costs to print and distribute our proxy materials, while also reducing our environmental impact.

Attendance Considerations. Although our informal policy is generally to have our board members be present in person at our annual meeting of shareholders, that is not a legal requirement. We are encouraging but not requiring our directors to attend the annual meeting in person this year.

You have a number of ways to vote in addition to voting by ballot if you are present in person at the meeting, and we encourage you to use them. We encourage you to vote as soon as possible by telephone, through the Internet, or by signing, dating and mailing your proxy card in the envelope enclosed. Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. If your shares are held in the name of a bank, broker or other holder of record, you are considered the beneficial owner of shares held in “street name,” and you will receive instructions from such holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a bank, broker or other nominee and you wish to vote in person at the annual meeting, you must request a legal proxy or broker’s proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the annual meeting.

Please use this opportunity to take part in our affairs by voting on the business to come before this meeting.

By order of the Board of Directors,

C. Jimmy Chao	Michael C. Crapps
Chairman of the Board	President and Chief Executive Officer

5455 Sunset Boulevard, Lexington, South Carolina 29072

Telephone: (803) 951-2265 / Fax: (803) 358-6900

FIRST COMMUNITY CORPORATION

5455 Sunset Boulevard Lexington, South Carolina 29072

Proxy Statement for Annual Meeting of Shareholders to be Held on May 22, 2024

The board of directors of First Community Corporation, “we,” “us,” “our,” or the “company,” is furnishing this proxy statement to solicit proxies for use at our 2024 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully. We anticipate that the Notice of Internet Availability of Proxy Materials will first be sent to shareholders on or about April 12, 2024. The proxy statement and the form of proxy relating to the annual meeting are first being made available to shareholders on or about April 9, 2024.

Voting Information

Our board of directors set March 15, 2024 as the record date for the meeting. Shareholders owning shares of our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote on all matters voted on at the meeting. There were 7,629,005 shares of common stock outstanding on the record date.

Quorum and Adjournment

A majority of the issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the meeting, without notice other than announcement at the meeting, until a quorum is present or represented. At an adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. Once a share is represented for any purpose at a meeting it is deemed present for quorum purposes unless a new record date is set. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Shares Held in Street Name

Many of our shareholders hold their shares through a broker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker, bank or nominee, who is considered the shareholder of record with respect to those shares, is forwarding these materials to you. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker, bank, or other nominee has enclosed or provided a voting instruction card for you to use to direct your broker, bank, or other nominee how to vote these shares.

If a share is represented for any purpose at the annual meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purpose of establishing a quorum. Therefore, valid proxies which are marked “Abstain” or “Withhold” or as to which no vote is marked, including broker non-votes (which are described below), will be included in determining whether a quorum is present at the annual meeting.

Appointed Proxies

When you sign the proxy card, you appoint D. Shawn Jordan and John F. (Jack) Walker, IV as your representatives at the meeting. Messrs. Jordan and Walker will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Jordan and Walker will vote your proxy for the election to the board of directors of all nominees listed below under “Election of Directors,” for the approval of the compensation of our named executive officers as disclosed in this proxy statement (this is a non-binding, advisory vote), and for the ratification of the appointment of our independent registered public accountants for the year ending December 31, 2024. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Messrs. Jordan and Walker will vote your proxy on such matters in accordance with their judgment.

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Required Vote

Assuming that a quorum is present:

•	Proposal No. 1: Election of Directors. Our directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the nominees who receive the highest number of votes are selected as directors up to the maximum number of directors to be elected at the meeting. There is no cumulative voting with respect to the election of directors. Abstentions, broker non-votes or the failure to return a signed proxy will not be counted and will have no impact on the election of a director. A shareholder may vote “FOR” or “WITHHOLD” authority to vote for each of the nominees. If a shareholder withholds authority to vote with respect to one or more director nominees, such vote will have no effect on the election of such nominees.

•	Proposal No. 2: Non-Binding, Advisory Vote on Compensation of the Named Executive Officers. The proposal will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares of common stock voted against the matter. This vote is advisory and will not be binding upon our board of directors. However, the Human Resources and Compensation Committee (which we refer to in this proxy statement as the “compensation committee”) and the board of directors will take into account the outcome of the vote when considering future executive compensation arrangements. If a shareholder submits a proxy but does not specify how he or she would like it to be voted, then the proxy will be voted “FOR” the approval of the compensation of our named executive officers. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the votes on this matter.

•	Proposal No. 3: Ratification of the Appointment of Elliott Davis, LLC. The proposal will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares of common stock voted against the matter. If a shareholder submits a proxy but does not specify how he or she would like it to be voted, then the proxy will be voted “FOR” the ratification of the appointment of Elliott Davis, LLC as our independent registered public accountants for the year ending December 31, 2024. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the votes on this matter.

Revocability of Proxies and Changes to Your Vote

If you are a shareholder of record (i.e., you hold your shares directly instead of through a brokerage account), you may revoke your proxy or change your vote by

•	signing and delivering another proxy with a later date,

•	voting in person at the meeting, or

•	voting again over the Internet or by telephone prior to 11:59 pm, Eastern Time, on May 21, 2024.

If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy. Further, if you hold your shares in street name, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions ONLY with respect to Proposal No. 3 Ratification of the Appointment of Elliott Davis, LLC—but not with respect to any of the other proposals to be voted on at the annual meeting. If you hold your shares in street name, please provide voting instructions to your broker, bank or other nominee so that your shares may be voted on all other proposals.

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Solicitation of Proxies

The proxy for our annual meeting is being solicited on behalf of our board of directors. Proxies may be solicited by our directors, officers and other employees in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. We will bear the entire cost of soliciting proxies from you. In addition to the delivery of proxy materials by mail, we may request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of our common stock and secure their voting instructions and will reimburse them for their reasonable expenses in so doing.

Important Notice of Internet Availability

This proxy statement and the accompanying 2023 Annual Report on Form 10-K are available to the public for viewing on the Internet at www.proxyvote.com. Pursuant to the SEC “Notice and Access” rules, we are furnishing our proxy materials to our shareholders over the Internet instead of mailing each of our shareholders paper copies of those materials. As a result, we will send our shareholders by mail a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, containing instructions on how to access our proxy materials over the Internet and how to vote. The Notice is not a ballot or proxy card and cannot be used to vote your shares of common stock. The Notice also tells you how to access your proxy card to vote on the Internet. If you received a Notice by mail and would like to receive a printed or emailed copy of the proxy materials, please follow the instructions included in the Notice. You will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice.

If you own shares of common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one Notice. To vote all of your shares of common stock, please follow each of the separate proxy voting instructions that you received for your shares of common stock held in each of your different accounts.

Availability of Information; Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices Regarding the Availability of Proxy Materials, if applicable, with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, if applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, if applicable, will be delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders.

Shareholders who currently receive multiple copies of the proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, if applicable, at their address and would like to request “householding” of their communications should contact their broker if they are beneficial owners or direct their request to us at the contact information below if they are registered holders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, if applicable, please notify your broker, if you are a beneficial owner or, if you are a registered holder, direct your written request to the contact information below.

Upon written or oral request, we will promptly deliver a separate copy of our annual report on Form 10-K or this proxy statement to our shareholders at a shared address to which a single copy of the document was delivered. Please address such requests to us at the contact information below.

First Community Corporation

Attention: Corporate Secretary

5455 Sunset Blvd.

Lexington, South Carolina 29072

Telephone: (803) 951-0500

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Proposal No. 1

Election of Directors

Our board of directors currently has 11 members divided into three classes with staggered terms, so that the terms of only approximately one-third of our board members expire at each annual meeting. The current terms of the Class III directors will expire at this 2024 annual meeting of shareholders. The terms of the Class I directors will expire at the 2025 annual meeting of shareholders, and the terms of the Class II directors will expire at the 2026 annual meeting of shareholders.

Our current directors and their classes are:

Class I	Class II	Class III
Michael C. Crapps	Thomas C. Brown	C. Jimmy Chao*
Jan H. Hollar	W. James Kitchens, Jr.	Ray E. Jones*
Mickey E. Layden	Roderick M. Todd, Jr.	E. Leland Reynolds*
Jane S. Sosebee		Alexander Snipe, Jr.*
*	Standing for re-election by the shareholders at the meeting.

C. Jimmy Chao, Ray E. Jones, E. Leland Reynolds, and Alexander Snipe, Jr., our current directors whose terms expire at this annual meeting, have been nominated by the board of directors to be elected at the meeting to serve a three-year term expiring at the 2027 annual meeting of shareholders or until each person’s successor is duly elected and qualified. The board of directors recommends that you elect Class III director nominees Messrs. Chao, Jones, Reynolds, and Snipe as Class III directors.

If a quorum is present, the directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected directors. There is no cumulative voting with respect to the election of directors. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter. You may vote “FOR” or “WITHHOLD” authority to vote for each of the nominees. If you “withhold” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominees. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Jordan and Walker will vote your proxy to elect each of the Class III director nominees Messrs. Chao, Jones, Reynolds, and Snipe. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Messrs. Jordan and Walker will vote instead for a replacement nominee to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

In Memoriam

Former director Edward J. Tarver unexpectedly passed away on February 9, 2024. As a result, our board was reduced from 12 members to 11 members. Mr. Tarver served as a director from 2017 until his death. Furthermore, he served as the chair of our audit committee. We appreciate Mr. Tarver’s contribution to the company during his tenure and we offer our condolences to his family.

Director Qualifications; Age Limit

All of our directors bring to the board of directors leadership experience, derived from their business, professional, and board experiences. Four of our current 11 directors have served as directors of the company since its inception in 1994. Two directors were directors on the board of companies that we acquired, one in 2006 and one in 2014. Three directors have previously served on non-related bank boards. Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the biographical information provided below.

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On May 16, 2023, our board approved an amendment to our bylaws to increase the mandatory retirement age for directors of the company from seventy-two (72) to seventy-four (74). Under our bylaws, in the event that a director attains age 74 during the director’s term of office, the director shall serve only until the director’s current term expires and shall not be eligible for re-election. None of the Class III director nominees will attain the age of 74 prior to our 2024 Annual Meeting of Shareholders on May 22, 2024.

Information Regarding Our Nominees and Directors

The following describes at least the last five years of business experience of each nominee proposed for election as a director, as well as the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as our director. There is no family relationship between any of our directors, nominees or executive officers, and there are no arrangements or understandings between the directors and any other person pursuant to which he or she was or is to be selected as a director or nominee. Each of our directors is also a director of First Community Bank, which we refer to herein as the “bank.”

Information Regarding Nominees for Directors

Set forth below is information about our four Class III nominees to the board of directors. Each nominee has consented to being named as a nominee and agreed to serve if elected. If any named nominee is unable to serve, proxies will be voted for the remaining named nominees.

Class III Nominees

C. Jimmy Chao, 68, Class III director, has served as our director since our formation in 1994 and as our chairman since 2021. Mr. Chao served as vice chair from May 2020 to May 2021. Mr. Chao lives in Lexington, South Carolina, and, since 1987, he has been CEO of the engineering firm, Chao and Associates, Inc., located in Columbia, South Carolina. Furthermore, he served as president of the engineering and surveying firm, Chao Engineering, Inc. from 2000 to 2020. He received a M.S. degree in Structural Engineering at the University of South Carolina and completed all of the course requirements for his PhD. Mr. Chao is a member of the American Society of Civil Engineers, the National Society of Professional Engineers and the Society of American Military Engineers. In 2009, he was selected as SC Civil Engineer of the Year by the American Society of Civil Engineers. He holds a Professional Engineer license in South Carolina, North Carolina, Georgia, Alabama, Florida and many other states. He is past chair of the Educational Foundation of Lexington School District One and a member of the University of South Carolina’s Design Review Committee. He serves as an adjunct professor at the University of South Carolina Department of Civil & Environmental Engineering. In 2017, he was appointed by the Governor of South Carolina to the Board of Registration for Professional Engineers and Surveyors.

Mr. Chao has a strong knowledge of the issues facing small business professionals, which is a target market segment for us. He has extensive knowledge of the business environment and the markets we serve.

Ray E. Jones, 53, Class III director, has served as our director since January 2021. Since 2004, Mr. Jones has served as a Partner in the Columbia office of Parker Poe Adams & Bernstein LLP, Attorneys and Counselors at Law. In his role as Partner in the Columbia office of Parker Poe, Mr. Jones provides advice and counsel to a broad spectrum of clients in matters relating to public finance, local taxation, financing of affordable housing and economic development. A native of Columbia, South Carolina, Mr. Jones attended the University of South Carolina where he received a Bachelor’s in Finance, a Master’s in International Business Administration through the Darla Moore School of Business and a Juris Doctorate through the School of Law. Mr. Jones has received numerous recognitions for his work as an attorney focused on economic development and public finance.

Furthermore, Mr. Jones has served on the following boards:

•	Saluda Shoals Foundation, Board of Directors, 2013-2020, Chair, 2017,
•	March of Dimes, Board of Directors, South Carolina Chapter, 2005-2010; Chair, 2007-2008, and
•	South Carolina Economic Developers’ Association, Board of Directors, 2011-2013.
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With more than 20 years of experience, Mr. Jones brings a wealth of knowledge of South Carolina businesses, local government, public finance, affordable housing and economic development and is an invaluable asset to our board.

E. Leland Reynolds, 69, Class III director, has served as a director since our merger with Savannah River Banking Corporation in February 2014. He is the co-owner and vice president, since 1986, of H. G. Reynolds Co, Inc., a regional general contractor specializing in governmental and educational construction. Mr. Reynolds is a graduate of Clemson University, where he received his degree in Building Science. His civic and professional associations include Clemson University, Aiken Edgefield Economic Development Partnership, and USC Aiken.

Mr. Reynold’s experience and background as a co-owner and executive of a regional business allows him to bring significant management and leadership skills to our board. He has strong community ties to Aiken, South Carolina and the surrounding markets.

Alexander Snipe, Jr., 72, has served as a Class III director of our board since May 2005. Since September 1992, Mr. Snipe has been the president and chief executive officer of Glory Communications, Inc., which is headquartered in Columbia, South Carolina, and operates radio stations in Columbia, Florence, and Moncks Corner, South Carolina; and Augusta, Georgia. Prior to forming Glory Communications, Inc., Mr. Snipe was a general sales manager at one of Columbia’s top radio stations for 10 years. He has over 40 years of broadcasting experience and over 30 years in broadcasting ownership; is a past member of the South Carolina Broadcasters Association board of directors; is a past president of such Association; and is a South Carolina’s Broadcast Hall of Fame inductee. He is a former board member of the Columbia Urban League, the William L. Bonner Bible College, The Gospel Heritage Foundation, and the National Association of Broadcasters Radio Board.

Mr. Snipe has significant experience operating a small business since 1992. He is an active community leader and serves several other associations and foundations. He has strong ties to the Midlands of South Carolina and has extensive knowledge of the business environment and the markets we serve.

Information Regarding Continuing Directors

Set forth below is also information about each of our other directors.

Class I Directors

Michael C. Crapps, 65, Class I director, has served as our president and chief executive officer and as a director since our formation in 1994. He received a B.S. degree in Economics in 1980 from Clemson University, an M.B.A. degree from the University of South Carolina in 1984, and is a graduate of the LSU Graduate School of Banking of the South. He began his banking career with South Carolina National Bank in 1980 and, from 1985 to 1994, he was with Republic National Bank in Columbia, South Carolina where he became president, chief executive officer, and a director of that bank. During his career, Mr. Crapps has been responsible for virtually all aspects of banking, including branches, commercial banking, operations, credit administration, accounting, human resources, and compliance. Mr. Crapps has served the banking industry as a member of the Federal Reserve Bank of Richmond’s Charlotte Branch Board of Directors and the Federal Reserve Bank of Richmond’s Community Depository Institutions Advisory Council. He has also served with the South Carolina Bankers Association (“SCBA”), as a former chair and on its board of directors. The SCBA selected Mr. Crapps as the 1997 Young Banker of the Year. Additionally, he currently serves his local community as follows:

•	Clemson University IPTAY Board of Directors and its Executive Committee,
•	Midlands Business Leadership Group, serving on its Executive Committee, and
•	Business Development Corporation Board of Directors and Executive Committee member.
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He is a past chair of Navigating from Good to Great (Ng2G) Foundation Board of Directors, the Greater Lexington Chamber of Commerce, the Saluda Shoals Park Foundation and the South Atlantic Division of the American Cancer Society. Furthermore, he previously served on the Clemson University Foundation Board of Directors.

Mr. Crapps has received numerous awards during his career including multiple recognitions as one of the 50 Most Influential People in our local communities and is a 2022 inductee into their Hall of Fame. In 2021, he was recognized by SC Biz as the number one “Power Player” in the banking sector in South Carolina. He was recognized by the South Carolina Foundation for Educational Leadership and the South Carolina Association of School Administrators as a 2023 Distinguished South Carolina Public School Graduate, one of three people statewide to be recognized with this award. Also, in 2023, the Lexington Chamber and Visitors Center named Mr. Crapps the recipient of the Mike Till Impact Award.

Under Mr. Crapps’ leadership, First Community Bank has been recognized multiple times as a “best bank,” “best mortgage lender,” and “best places to work” in addition to numerous lending awards from the Small Business Administration.

Mr. Crapps’ experience in banking and vision for our company give him the leadership and consensus building skills that provide significant insight and expertise to the board. As a lifelong resident of Lexington, South Carolina, he has significant ties to the Midlands of South Carolina. He has been very active in local community and civic organizations.

Jan H. Hollar, 68, Class I director, has served as our director since May 2021. Ms. Hollar is a retired banker with a career that spanned 40 years in community banking with institutions ranging in size from de novo to $4.5 billion. Prior to retiring, Ms. Hollar most recently served as interim chief executive officer of the Myrtle Beach Area Chamber of Commerce from May 2018 to August 2018. Before that, she served as chief executive officer and as a member of the Board of Directors of HCSB Financial Corporation (Nasdaq: HCFB), and its banking subsidiary Horry County State Bank, from April 2016 until it was acquired in July 2017 and as consulting CEO from October 2015 until April 2016. Ms. Hollar was hired by HCFB to rebuild and recapitalize the bank. From 2008 until 2017, Ms. Hollar self-owned and operated Jan H. Hollar, CPA, PC, a professional corporation providing accounting consulting for financial institutions. Ms. Hollar has served as chief financial officer for four different community banks and has directed bank operations in the areas of finance, accounting, deposits, loans, human resources, technology, facilities, strategic planning and shareholder relations. She is a licensed CPA in South Carolina with emeritus status and in North Carolina with retired status. She has worked as a consultant for a number of community banks and has served as instructor at the South Carolina Banker’s School. Ms. Hollar’s community involvement and philanthropic activities include prior work with Lily Pad Haven, a Charlotte-based safe haven for sex-trafficking victims and the Kajiado Children’s Home ministry in Kenya. A Furman University graduate, she holds a bachelor’s degree in economics and business administration with a concentration in accounting. She currently resides in Greenville and Myrtle Beach, South Carolina.

Ms. Hollar’s extensive experience in community banking including leadership positions in executive management and at the board level in addition to experience in a number of areas of bank operations brings substantial insight to our board as it relates to the opportunities, challenges and issues in the community banking industry and her connections to the Upstate of South Carolina provide us with insight and connection to that market.

Mickey E. Layden, 69, Class I director, has served as our director since May 2019. Ms. Layden is the CEO of LCK, LLC, a partner firm of Colliers International South Carolina and a certified women-owned project management services organization. She is also Executive Vice President and Principal of Colliers International South Carolina. Since 1988, Ms. Layden has led the real estate management division of Colliers International South Carolina, overseeing a large staff and responsible for over 23 million square feet of space. Ms. Layden has served in senior leadership roles at the national level within the Institute of Real Estate Management (“IREM”), including Senior Vice President for Membership, IREM Foundation board member, IREM faculty member and chair of numerous other committees within the organization. In January 2020, she was recognized as one of the “50 Most Influential People in Columbia” by the Columbia Business Monthly. Furthermore, she has been recognized in many publications and organizations as a woman of influence in the business community, receiving the 2013 Influential Women in Business CEO Award, the 2010 Corporate TWIN Award, the 2011 Girl Scouts of South Carolina Mountains to Midlands Women of Distinction Award, and she was included in the Columbia Business Monthly’s 2011 “Women of Influence”. She currently serves her local community as a member of the board of directors of the Lexington Medical Center, where she also serves as secretary of the board of directors, and a member of the Midlands Business Leadership Group.

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Additionally, Ms. Layden is a past chair of the board of directors of Midlands Housing Alliance, Inc. (Transitions) and secretary and executive committee member of the YMCA board of directors. She has served in leadership roles of many other organizations and community projects throughout her career, including being a past member of the board of trustees of South Carolina Independent Colleges and Universities.

As an experienced business professional, Ms. Layden has many ties to the Midlands of South Carolina and has been very active in local community and civic organizations—all of which qualify her to serve on our board of directors and enhance her ability to contribute as a director.

Jane S. Sosebee, 67, Class I director, has served as our director since May 2019. Ms. Sosebee retired in 2023 after over 44 years of experience in the telecommunication industry. From 2019 until her retirement, she was the state President of AT&T South Carolina, where she was responsible for its regulatory, economic development, legislative and community affairs activities in the state. She served AT&T and its predecessor companies for over 44 years in various leadership positions. Ms. Sosebee has worked closely with state and community leaders to help bring new technology and jobs to the state and improve the quality of life for South Carolinians.

A native of Laurens, South Carolina, Ms. Sosebee attended Clemson University, where she was awarded a Bachelor’s in English. She has served on and chaired the Clemson University Foundation Board. In 2009, she was awarded the University’s Distinguished Service Award. This award is the highest honor that the Alumni Association can bestow and is given to those alumni who have not only devoted their life to professionalism and public service, but who have also continued a lifelong dedication to Clemson University. She is currently serving or has served the local Upstate South Carolina community as follows:

•	Clemson University Finance Corporation – Past Board Member
•	Greenville Chamber – Past Board Member and Chair
•	Upstate Alliance – Past Board Member and Chair
•	Peace Center – Past Trustee
•	Urban League of the Upstate – Past Regional Board Member
•	Tri-County Technical College Foundation – Past Board Member
•	Anderson Chamber – Past Board Member
•	Palmetto Bank – Past Director
•	First Citizen’s Bank – Past Community Advisory Board Member
•	Leadership SC Alumna
•	Leadership Anderson Alumna
•	Fort Hill Presbyterian Church – Elder

Ms. Sosebee’s extensive business experience, volunteerism, leadership, and knowledge of the markets that we serve qualify her to serve on our board of directors and enhance her ability to contribute as a director.

Class II Directors

Thomas C. Brown, 66, Class II director, has served as our director since our formation in 1994. Mr. Brown is currently the Priest-Rector at St. Paul’s Church in Greenville, South Carolina and has served in that role since 2011. From 2008 to 2011, he served as the Assistant Rector at All Saints Church, Pawley’s Island, South Carolina. Previously, Mr. Brown was the president and owner of T.C.B. Enterprises of South Carolina, Inc., a Myrtle Beach based restaurant business. Mr. Brown graduated from Clemson University in 1981 with a B.S. degree in Civil Engineering. He completed a three-year term serving on the Clemson Board of Visitors.

Mr. Brown has owned and operated a small business for many years. He has extensive knowledge of the small business environment and the related challenges. He brings to the board his unique insight and useful perspective related to the small business environment, which is a primary target market segment for us.

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W. James Kitchens, Jr., 62, Class II director, has served as our director since our formation in 1994 and as our vice chair since 2021. Mr. Kitchens is president of The Kitchens Firm, PA (formerly known as The Kitchens Firm, Inc.), and its predecessor firm, an accounting firm located in Columbia, South Carolina and has served in that role since 1996. He is a Certified Public Accountant and an investment consultant and currently holds the Chartered Financial Analyst designation. Mr. Kitchens earned a B.S. degree in mathematics from The University of the South in 1984 and an M.B.A. degree from Duke University in 1986.

Mr. Kitchens brings to the board knowledge and understanding of tax and financial accounting issues. He has lived most of his life in the Midlands of South Carolina and has a strong knowledge of the business environment in the markets we serve.

Roderick M. Todd, Jr., 60, Class II director, has served as our director since our merger with DeKalb Bankshares, Inc. in June 2006. Mr. Todd served as a director of DeKalb Bankshares, Inc. and the Bank of Camden, from its inception in 2001 until June 2006. In July 2000, Mr. Todd founded the law firm Roderick M. Todd, Jr. Attorney and Counselor at Law. Formerly, he was a partner in Cooper and Todd, LLP, Attorneys, from 1994 to 2000. Mr. Todd is a graduate of the University of South Carolina and the University of South Carolina School of Law.

Mr. Todd has extensive experience in running and operating his own legal practice in Camden, South Carolina. As a prior director of a start-up community bank, he brings additional insights to our board, relative to community bank operations. He has strong ties to the Camden market, which is a market into which we expanded in 2006 through our acquisition of DeKalb Bankshares, Inc.

Information Regarding Our Executive Officers

Recent or Planned Transitions

On December 14, 2023, we announced promotions and additions to our Executive Leadership Team. Effective January 1, 2024, Joseph A. “Drew” Painter and Vaughan R. Dozier, Jr. became Executive Vice Presidents in the roles of Co-Chief Commercial and Retail Banking Officers. In their roles as Co-Chief Commercial and Retail Banking Officers, Mr. Painter and Mr. Dozier are responsible for leading the bank’s network of banking offices.

Effective July 1, 2024, J. Ted Nissen will become the Chief Executive Officer of the bank while still remaining in the role of President and will also be joining the company’s and the bank’s boards of directors. Mr. Crapps will continue in his role as President and Chief Executive Officer of the company. In his role as Chief Executive Officer of the bank, Mr. Nissen will be responsible for the leadership of day-to-day operations of the bank including its mortgage and financial planning lines of business. Mr. Crapps will continue to focus on board governance, investor relations, strategy development and growth decisions, client retention and prospecting, and leadership development.

Effective December 31, 2024, Tanya A. Butts intends to retire from her roles as executive vice president and chief operations/risk officer of the company and bank.

Biographical Information

Biographical information for each of our executive officers is provided below (other than Mr. Crapps). Because Mr. Crapps also serves on our board of directors, we have provided his biographical information above with our other directors.

John Ted Nissen, 62, has been with the bank since its inception in 1995 and has been the chief banking officer of the company and the president and chief banking officer of the bank since March 2021. Prior to March 2021, Mr. Nissen was the chief commercial and retail banking officer of the company since June 2019; and executive vice president and chief commercial and retail banking officer of the bank since February 2013. He also serves as a member of the bank’s Executive Leadership Team. A graduate of Presbyterian College in Clinton, South Carolina, Mr. Nissen has over 38 years of experience in the banking industry. He is an active board member and past chairman of the Lexington Medical Center Foundation Board, a past board member of the South Carolina Bankers Association, and currently serves on the Loan Approval Committee for the Business Development Corporation. He is a graduate of Leadership Columbia and past board member of Engenuity SC, the Columbia Chamber of Commerce, Midlands Technical College Foundation, the Boys and Girls Club, and Harvest Hope Food Bank.

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Robin D. Brown, 56, has been with the bank since it began organization in August of 1994. She has served as chief human resources officer and chief marketing officer of the company since June of 2019; and executive vice president and chief human resources officer and chief marketing officer of the bank since February 2013. She also serves as a member of the bank’s Executive Leadership Team. Ms. Brown has 39 years of experience in the banking industry and worked for the National Bank of South Carolina and Republic National Bank prior to joining the company. Ms. Brown served on and is a past Chairperson of the Human Resources Committee of the South Carolina Bankers Association. Ms. Brown is a magna cum laude graduate of the University of South Carolina Honors College and received her B.S. degree in Business Administration and did post graduate work at the USC School of Business. Ms. Brown is a founding board member of the Lexington County Sheriff’s Foundation and has served that organization in various roles since 1999. She is a board member of Carolina Wildlife Center and is a past board member of the Palmetto Center for Women. She is also a graduate of Leadership Lexington County.

Tanya A. Butts, 65, has been the chief operations/risk officer of the company since June 2019 and executive vice president and chief operations/risk officer of the bank since November 2016. She also serves as a member of the bank’s Executive Leadership Team. Prior to joining the bank, Ms. Butts had more than 33 years of experience in financial services, working for regional, national and international commercial banking and mortgage banking organizations such as BancBoston Mortgage, Chase Mortgage, National Australia Bank, Carolina First Bank and TD Bank. During her career, she has been responsible for senior or executive management of information technology and bank operations and risk, and has helped lead organizations through significant change. She earned a B.S. degree from Jacksonville University, graduating magna cum laude. She is an active community volunteer and presently serves on the United Way of the Midlands Board. Ms. Butts has informed us that she plans to retire from the company and the bank effective December 31, 2024.

Vaughan R. Dozier, Jr., 43, has been with the bank since 2008 and has over 19 years of banking experience. On January 1, 2024, he was promoted to executive vice president, chief commercial and retail banking officer, South Region. He also serves on the bank’s Executive Leadership Team. Prior to the promotion, he served as the regional president for the bank’s Lexington Region. In 2020, he was selected as the Outstanding Young Banker of the Year by the South Carolina Bankers Association. He graduated with a degree in business administration from Presbyterian College. He is also a graduate of the South Carolina Bankers School and Leadership Columbia. He is active in the community currently serving on the South Carolina Bankers Association Young Bankers board. He also serves on the finance committee at Mt. Hebron United Methodist Church and the Cayce/West Columbia Rotary Club serving as Treasurer. In the past, he has served on the board of directors for several organizations, including Beginnings SC, The River Alliance, and Presbyterian College Alumni Association.

D. Shawn Jordan, 56, has been the executive vice president and chief financial officer of the company and bank since January 2020 and the executive vice president of the company and bank since November 2019. He also serves as a member of the bank’s Executive Leadership Team. During Mr. Jordan’s 32-year career in the banking industry, he has held leadership and executive positions with public and private financial institutions including local, regional and national organizations. His responsibilities have included corporate analytics; strategic planning; budgeting; forecasting; management, board, regulatory and external reporting; balance sheet management, including capital, liquidity, funding and interest rate risk planning and management; expected credit losses and allowance for loan and lease losses modeling, including CECL; regulatory relations; wealth management; valuation analysis; and mergers and acquisitions. Mr. Jordan served as senior vice president and manager of corporate analytics with IBERIABANK from April 2018 to November 2019. Prior to joining IBERIABANK, from October 2011 until its merger with State Bank Financial Corporation in October 2017, Mr. Jordan worked with AloStar Bank of Commerce where he served as executive vice president and chief financial officer. Mr. Jordan stayed on with State Bank Financial Corporation until March 2018. He holds a bachelor’s degree in economics from Centre College and an M.B.A. from Eastern Kentucky University.

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Joseph Andrew (Drew) Painter, 46, has been with the bank since 2003 and has 24 years of experience in the banking industry. On January 1, 2024, he was promoted to executive vice president, chief commercial and retail banking officer, North Region. He also serves on the bank’s Executive Leadership Team. Prior to the promotion, he served as the regional president for the Columbia Region, where he also served as a commercial banker for First Community Bank for 20 years. He is a graduate of the University of South Carolina in Columbia, SC. He is currently serving as Board Chair for the Baptist Healthcare System of South Carolina. He is the former Board Chair for the Prisma Health Children’s Hospital in Columbia, SC as well as former Board Chair for the Prisma Health Midlands Foundation. He currently serves as Vice Chair of the Main Street District of Columbia, SC where he previously served as Treasurer. He is the past Chair of the Legislative Committee of the South Carolina Bankers Association and currently serves on the South Carolina Bankers School Board and is a graduate of the South Carolina Bankers School. In 2018, he was selected as the Outstanding Young Banker of the Year by the South Carolina Bankers Association. He is the former President of the Spring Valley Rotary Club. He is a graduate of Leadership Columbia.

John F. (Jack) Walker, IV, 58, has over 35 years of experience in the banking industry. He has been the executive vice president and chief credit officer of the company and the bank since August 2019 and has been with the bank since September 2009. He has held various positions within the credit administration area, most recently being promoted to executive vice president and chief credit officer of the bank on August 1, 2019. He also serves as a member of the bank’s Executive Leadership Team. Prior to becoming the chief credit officer, Mr. Walker served as the bank’s senior vice president – loan approval and special assets officer. From 2005 through 2009, he worked at NetBank Business Finance as a director of franchise/commercial credit. Prior to this, he was with SouthTrust Bank for five years as a senior vice president – commercial banking and for 11 years with SunTrust Bank as a first vice president. He earned a bachelor’s degree in computer science from Yale University.

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Proposal No. 2

Non-Binding, Advisory Vote on Compensation of the Named Executive Officers

The rules adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enable our shareholders to vote to approve, on a non-binding basis, the compensation of our named executive officers. Accordingly, we are asking you to approve the compensation of our named executive officers as described under “Director and Executive Officer Compensation” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers as described in this proxy statement in accordance with the applicable SEC compensation disclosure rules.

We seek to align the interests of our named executive officers with the interests of our shareholders. Therefore, our compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe that our compensation policies and procedures are competitive and focused on performance and are aligned with the long-term interest of our shareholders.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to express your views regarding the compensation of the named executive officers by voting to approve or not approve such compensation as described in this proxy statement. This vote is advisory and will not be binding on us, the board of directors or the compensation committee. However, we will take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors believes our compensation policies and procedures achieve this objective and, therefore, recommend shareholders vote “FOR” the proposal through the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed in our Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the compensation tables and the related narrative discussion in the Proxy Statement, is hereby APPROVED.”

If a quorum is present, the proposal will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares of common stock voted against the matter. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter.

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Proposal No. 3

Ratification of Appointment of the Independent Registered Public Accounting Firm

On March 13, 2024, our Audit and Compliance Committee, which we refer to herein as the audit committee, of the board of directors appointed Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2024. Although we are not required to seek shareholder ratification in the selection of our accountants, we believe obtaining shareholder ratification is desirable. If the shareholders do not ratify the appointment of Elliott Davis, LLC, the audit committee will re-evaluate the engagement of our independent auditors. Even if the shareholders do ratify the appointment, our audit committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interest of our shareholders and the company. We expect that a representative of Elliott Davis, LLC will be available either in-person or via telephone during the meeting to respond to appropriate questions from shareholders. The representative will also have an opportunity to make a statement if he or she desires to do so.

If a quorum is present, this proposal will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares of common stock voted against the matter. Because this proposal is a “routine” matter, if you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on this proposal. Abstentions and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter.

The board unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2024.

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CORPORATE GOVERNANCE

Introduction

Our directors meet regularly to review our operations and discuss our business plans and strategies. Our board of directors met 15 times during 2023. Each director attended at least 75% of the combined total of meetings of the board and meetings of each committee on which such director served during 2023. Neither our board nor the nominating committee has implemented a formal policy regarding director attendance at an annual meeting of shareholders. Although board members are encouraged to attend the annual shareholders meeting, we recognize that conflicts may occasionally arise that will prevent a director from attending an annual meeting. Seven of our directors attended our 2023 Annual Meeting of Shareholders in person.

Director Independence

Under the rules of The Nasdaq Stock Market, which we refer to herein as Nasdaq, independent directors must constitute a majority of a listed company’s board of directors. A director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our board has determined that a majority of its members are independent as defined by the listing standards of Nasdaq. Specifically, our board of directors has determined that the following directors are independent: Thomas C. Brown, C. Jimmy Chao, Jan H. Hollar, Ray E. Jones, W. James Kitchens, Jr., Mickey E. Layden, E. Leland Reynolds, Alexander Snipe, Jr., Jane S. Sosebee, and Roderick M. Todd, Jr. Edward J. Tarver, who passed away on February 9, 2024, was also considered an independent director. Michael C. Crapps is considered an inside director and, therefore, is not independent because of his employment as an executive officer of the company.

In making the independence determinations, the board took into consideration (in addition to the factors that would trigger a disclosure requirement under Item 404) (i) real estate sales commissions paid pursuant to normal market terms totaling zero and $32,600, in 2023 and 2022, respectively, to an entity in which Ms. Layden owns 9.8% of the equity interest and serves as the executive vice president and principal and (ii) loan inspection services fees paid pursuant to normal market terms totaling $10,500 and $9,150, in 2023 and 2022, respectively, to an entity in which Ms. Layden owns 67% of the equity and serves as CEO and a member of the board of directors. In each case, the board determined that her interest in the transactions was financially de minimis and would not interfere with the exercise of her independent judgment in carrying out the responsibilities of a director.

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Board Diversity Disclosure

In accordance with the Nasdaq Listing Rule 5606, each Nasdaq-listed company must annually disclose information on each director’s voluntary self-identified characteristics. The table below includes information on the diversity of the board of directors based upon such information voluntarily provided by each director.

Board Diversity Matrix (As of April 9, 2024)(1)
Total Number of Directors	11

	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	—	1

Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+			0
Did Not Disclose Demographic Background			1

(1)	Due to the death of Edward J. Tarver, the total number of directors declined to 11 from 12 and the number of African American or Black directors declined to one from two compared to the Board Diversity Matrix as of April 4, 2023 presented in the proxy statement for our 2023 annual meeting of shareholders.

Code of Business Conduct and Ethics

The board of directors has established a Code of Business Conduct and Ethics that applies to all directors, officers and employees, which may be found by clicking the link for “Investors” under the “About” tab on our website at www.firstcommunitysc.com. The information on our website is not part of this proxy statement. We intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, the Code of Business Conduct and Ethics. Shareholders may request a copy of the Code of Business Conduct and Ethics by written request directed to First Community Corporation, Attention: Corporate Secretary, 5455 Sunset Blvd., Lexington, South Carolina 29072.

Stock Ownership Guidelines

We have a stock ownership policy that requires (i) members of our Executive Leadership Team, which includes our executive officers, to own a minimum of two times their annual base salary for such Executive Leadership Team member and (ii) directors, who were directors prior to February 21, 2023, to own a minimum of 10,000 shares of our common stock. Executive Leadership Team members are permitted to sell and or surrender up to 50 percent of vested stock awards primarily to satisfy tax withholding obligations on vested shares. Director deferred units held in our Amended and Restated Non-Employee Director Deferred Compensation Plan are included in such director’s ownership calculations. There is no period for either our Executive Leadership Team members or directors to achieve compliance; however, such covered persons may not sell our common stock until the applicable stock ownership threshold is satisfied.

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Effective February 21, 2023, we approved the following stock ownership requirements applicable to new directors, on or after February 21, 2023: (i) own a minimum of 1,000 shares of our common stock; (ii) own a minimum of 5,000 shares of our common stock within five years of becoming a director (the “long-term ownership requirement”); and (iii) own a minimum of 10,000 shares of our common stock in order to sell our common stock. Any director deferred units held in our Amended and Restated Non-Employee Director Deferred Compensation Plan are included in such director’s ownership calculations. If a director does not meet the long-term ownership requirement, the director’s cash retainer will be deferred into share units under our Amended and Restated Non-Employee Director Deferred Compensation Plan until the long-term ownership requirement is met.

We monitor ownership levels and compliance on an ongoing basis by requiring Executive Leadership Team members and directors to receive pre-approval from the chief executive officer or chief financial officer prior to trading in our common stock.

Prohibitions on Short Sales

We consider it improper and inappropriate for our directors, officers and employees to engage in short-term or speculative transactions in our securities. Accordingly, under our Insider Trading Policy:

•	we prohibit the sale of any of our securities “short,” which includes transactions that involve securities that the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale; and

•	we warn insiders about the implications on call options and put options with regard to Section 16 of the Exchange Act.

Clawback Policy

The compensation committee believes it is appropriate to adjust or recover incentive awards or payments in the event the financial reporting measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. As required under SEC and Nasdaq rules, our board of directors approved the Incentive Compensation Recovery Policy (the “Clawback Policy”) effective September 19, 2023. The Clawback Policy applies in the event that we are required to prepare an accounting restatement. In such event, the Company shall recover any awarded incentive compensation received by an executive officer during the three completed fiscal years immediately preceding the date of such restatement that exceeds the amount that would have been received if based on the restated amounts, without regard to taxes paid by the executive officer. We will not indemnify any executive officer against the loss of any incorrectly awarded or otherwise recouped incentive compensation. The obligation to recover such erroneously awarded compensation is not dependent on if or when the Company files restated financial statements with the SEC and does not require any finding of misconduct by an executive officer or such officer being found responsible for the accounting error leading to the accounting restatement.

Communications with the Board of Directors

Shareholders may communicate directly to our board of directors in writing by sending a letter to the board at: First Community Corporation, Attention: Corporate Secretary, 5455 Sunset Blvd., Lexington, South Carolina 29072. All letters directed to the board of directors will be received and processed by the corporate secretary and will be forwarded to the chairman of the nominating committee without any editing or screening.

Board Leadership Structure

We are focused on our corporate governance practices and value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that a majority of our directors are independent. In addition, each member of our board of directors’ audit, compensation, and nominating committees are independent.

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Our board of directors believes that it is preferable for one of our independent directors to serve as chairman of the board. Director C. Jimmy Chao was appointed to serve as chairman of our board on May 19, 2021. Mr. Chao served as vice chair of our board since May 2020 and has served as our director since our formation in 1994. We believe it is the chairman’s responsibility to guide the board as it provides leadership to our executive management while our chief executive officer manages the company. As directors continue to be faced with more oversight responsibility than ever before, we believe it is beneficial to have separate individuals in the role of chairman and chief executive officer. In making its decision to have an independent chairman, our board of directors considered the time and attention that Mr. Crapps is required to devote to managing our day-to-day operations. By having another director serve as chairman of our board of directors, Mr. Crapps is able to focus more of his attention on running the company. This will also ensure there is no duplication of effort between the chairman and the chief executive officer. We believe this board leadership structure is appropriate in maximizing the effectiveness of board oversight and in providing perspective to our business that is independent from executive management.

We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet our needs.

Board’s Role in Risk Oversight

Our audit committee is primarily responsible for overseeing our risk management processes on behalf of the full board of directors. The audit committee focuses on financial reporting risk and oversight of the internal audit process. It receives reports from management at least quarterly regarding our assessment of risks and the adequacy and effectiveness of our internal control systems, as well as reviews reports through our Enterprise Risk Management process that include credit and market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk). Strategic and reputation risk are also regularly considered by the audit committee. The audit committee also receives reports from management addressing the most serious risks impacting our day-to-day operations. Our director of internal audit reports to the audit committee and meets with the audit committee in executive sessions as needed to discuss any potential risk or control issues involving management. The audit committee reports regularly to the full board of directors, which also considers our entire risk profile. The full board of directors focuses on certain significant risks facing the company and on certain aspects of our general risk management strategy. Management is responsible for the day-to-day risk management processes. Our board has appointed a chief risk officer responsible for the strategic management of compliance, operational, cyber, fraud and physical security. Our credit and balance sheet management risks are managed by our chief credit officer and chief financial officer, respectively. We believe this division of responsibility is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Our compensation committee is responsible for overseeing the management of risks related to our executive and non-executive compensation plans. Our nominating committee oversees the management of risk associated with the board, including independence, nomination and competence of the directors. Our loan committee is responsible for the oversight of the management of risks related to our loan portfolio. Our asset-liability committee is responsible for oversight of the management of risks associated with our policies and procedures related to all aspects of balance sheet management, including investment management, liquidity management, interest rate risk management, and capital management.

Cyber and Information Security. With respect to cybersecurity, on a quarterly basis, our audit committee receives reports from management on cybersecurity risks and preparedness. Interim reports are to be produced in the case of any extraordinary events. While our audit committee, and the board of directors to which it reports, oversees our cybersecurity risk management, our management and information technology, and enterprise risk management departments, specifically our information security officer, are responsible for the day-to-day cybersecurity risk management processes. Threats from cyber-attacks are severe, attacks are sophisticated and increasing in volume, and attackers respond rapidly to changes in defensive measures. Formal security awareness training is conducted regularly to increase overall employee awareness about cyber threats. Our systems and those of our customers and third-party service providers are under constant threat and it is possible that we could experience a significant event in the future. We maintain a cyber insurance policy that is designed to reduce the risk of loss resulting from cyber security breaches. While we believe that our cybersecurity programs are appropriate and have been effective to prevent material incidents thus far, risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of online banking, mobile banking and other technology-based products and services by us and our customers.

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Environmental, Social and Governance (ESG). Our board of directors understands its role as stewards of long-term corporate performance, and that a board of directors has an important role to play in overseeing the company’s efforts to be aware of, and to navigate, the evolving risk and opportunities related to ESG matters. Our compensation committee annually reviews our compensation strategies, benefit plans including insurance and retirement and equity programs, and considers issues of fairness to employees and long-term sustainability of our business as part of their review. Our nominating committee reviews governance matters, is focused on diversity and considers diversity to be an important consideration as we seek to best understand how to effectively do business in and serve our community. Committees of the board of directors assist the board of directors in fulfilling its oversight responsibilities with respect to our development and implementation of corporate social responsibility initiatives, including those related to various ESG matters. In 2024, we will continue to evaluate ESG and respond as appropriate to evolving guidance and expectations.

We have a company-wide recycling program and encourage our employees to reduce, reuse and recycle waste. We also have a monthly service for commingled recycling pick up at many of our banking locations. Furthermore, we shred paper for security purposes, but it also has a positive impact on the environment. We have taken innovative steps to improve our energy usage by changing old light fixtures to LED light fixtures beginning in 2022. We plan to upgrade the energy efficiency of some of our locations each year until all of our locations have been upgraded.

Committees of the Board

Our board of directors has an audit committee, a compensation committee, and a nominating committee. Each committee serves in a dual capacity as a committee of the company and of the bank.

Audit Committee

Our audit committee met five times in 2023. The following directors are members of our audit committee: Jane S. Sosebee (Chair), Jan H. Hollar, W. James Kitchens, Jr., and Ray E. Jones. Prior to his death on February 9, 2024, Edward J. Tarver was the Chair of our audit committee and Ms. Sosebee was a member of our audit committee. Our board of directors has determined that all of these committee members are independent, as contemplated in the listing standards of Nasdaq. Our board has also determined that Mr. Kitchens qualifies as an “audit committee financial expert” under SEC rules.

Our audit committee operates under a written charter adopted by the board of directors and is responsible for reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. Our audit committee approves the independent auditors, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The audit committee charter may be found by clicking on the link for “Investors” under the “About” tab on our website at www.firstcommunitysc.com. The charter outlines the audit committee’s responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the board at any time. The audit committee reports its findings to our board of directors.

Compensation Committee

Our compensation committee met four times during 2023 and reviewed our compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on us. The following directors are members of the compensation committee: Thomas C. Brown (Chair), Mickey E. Layden, E. Leland Reynolds, Alexander Snipe, Jr. and Roderick M. Todd, Jr. Our board of directors has evaluated the independence of the members of our compensation committee and has determined that each member of our compensation committee meets the definition of an “independent director” under Nasdaq standards and qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

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Our compensation committee operates under a written charter adopted by the board of directors and is responsible for developing and making recommendations to the board with respect to our board and executive compensation policies and for the approval and administration of our existing and proposed board and executive compensation plans. The compensation committee charter may be found by clicking on the link for “Investors” under the “About” tab on our website at www.firstcommunitysc.com.

Our compensation committee is responsible for reviewing and recommending to the board of directors the compensation of directors and the chief executive officer. The compensation committee charter does not authorize the compensation committee to form and delegate its authority to subcommittees. Specifically, the compensation committee determines the contents of our board and executive compensation plans, authorizes the awards to be made pursuant to such plans and reviews and recommends annually all compensation decisions relating to our board and chief executive officer. The compensation committee annually reviews the other executive officers’ performance and base salary and incentive compensation plan, equity plans, and any special or supplemental benefits. Our chief executive officer annually evaluates the performance of each of the other executive officers and reviews the compensation packages for each of them with the compensation committee. The compensation packages for the remaining non-executive employees are determined by individual supervisors in conjunction with the bank’s chief human resources officer and based on criteria included in the bank’s overall budget, which is approved annually by our board of directors.

The compensation committee has authority with respect to:

•	Annually reviewing the form and amount of director compensation and recommending compensation packages to the board.

•	Annually reviewing employee compensation strategies, benefit plans including insurance and retirement plans, and equity programs.

•	Approving officer title designations/promotions.

•	Appointing trustees to oversee our 401(k) plan.

•	Annually evaluating our chief executive officer’s performance as it compares to our goals and objectives, providing feedback to him on his performance, and recommending to the board his compensation package, including base salary level, incentive compensation plan, equity plans, and any special or supplemental benefits (during such voting and deliberations, the chief executive officer is not present).

•	Annually reviewing the other executive officers’ performance and their individual compensation packages, including base salary level, incentive compensation plan, equity plans, and any special or supplemental benefits.

•	Reviewing and making recommendations to our board concerning employment agreements, severance agreements, change in control agreements, as well as any supplemental benefits.

•	Overseeing all incentive plans and considering methods of creating incentives for management to achieve sustained growth in earnings and shareholder value and the retention of key management personnel. This may include annual cash incentive plans, long-term incentive plans, equity plans, as well as any special supplemental benefits. The compensation committee makes a recommendation to the board concerning the design structure of such plans.

•	Ensuring that our incentive compensation programs do not encourage unnecessary and excessive risk taking that would threaten our value or the integrity of our financial reporting.

•	Retaining or obtaining the advice, if needed, of a compensation consultant, legal counsel or other advisor, after compliance with Nasdaq listing Rule 5605(d)(3).
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•	Serving as the stock committee or stock sub-committee and, as such, approving awards under our stock option plan and other equity plans.

•	Approving our annual report on executive compensation and directors’ fees for inclusion in our proxy statement, if applicable.

•	Approving the annual committee report for inclusion in our proxy statement, if required.

•	Reporting annually to the board on succession planning for key positions, including the chief executive officer, executive leadership team members, director of mortgage banking, director of financial planning, BSA officer, compliance officer, and information security officer.

•	Reporting its activities and recommendations to the board of directors at any regular or special meeting of the board.

•	Annually reviewing its charter and presenting it to the board for approval.

Role of Our Compensation Consultant

We periodically engage an external national compensation consulting firm to provide independent compensation consulting services regarding our director and executive management compensation. In 2022, our compensation committee engaged Blanchard Consulting Group to conduct this independent external review of board and executive compensation. Blanchard Consulting Group reported directly to the compensation committee and assisted with accumulation and analysis of updated peer data. It is anticipated that we will engage an external compensation consulting firm approximately every three years.

Blanchard Consulting Group is available to the compensation committee and the executive vice president of human resources for ongoing consultation relative to compensation issues.

Compensation Committee’s Relationship with its Independent Compensation Consultant

Our compensation committee considered the independence of Blanchard Consulting Group in accordance with SEC rules and Nasdaq listing standards. In selecting these consultants the following factors were considered: (1) other services provided to us by the company; (2) fees paid by us as a percentage of the company’s total revenue; (3) policies or procedures maintained by the company that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the compensation committee; (5) any company stock owned by the senior advisors; and (6) any business or personal relationships between our executive officers and the senior advisors. Our compensation committee discussed these considerations and concluded that the work performed by the company and its senior advisors involved in the engagements did not raise any conflict of interest.

Selected Peer Review and Compensation Committee Functions

A primary role of the compensation committee is to analyze the competitiveness of, and the structure and amounts of annual base salary, annual cash awards and long-term equity awards, where applicable, to be paid to our executives. The compensation committee also structures and monitors our equity-based compensation plans and employment agreements with its executive officers which include, among other things, provisions relating to executives in the event of a change in control of the company. In order to gauge the competitiveness of our executive compensation level, the compensation committee may analyze market data regarding annual base salary, annual cash bonus awards and long-term equity incentive awards paid by certain companies in what the compensation committee considers the company’s “primary competitor group.”

For their external compensation review of board and executive compensation conducted in 2022, Blanchard Consulting Group recommended using a peer group comprised of publicly traded banks with assets sizes between $1 billion and $3 billion as of December 31, 2021 who are located in the southeastern United States including Alabama, Georgia, Kentucky, North Carolina, South Carolina, Tennessee, and Virginia.

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Auburn National Bancorporation, Inc. (AUBN)	Limestone Bancorp, Inc. (LMST)
Blue Ridge Bankshares, Inc. (BRBS)	MainStreet Bancshares, Inc. (MNSB)
C&F Financial Corporation (CFFI)	National Bankshares, Inc. (NKSH)
Colony Bankcorp, Inc. (CBAN)	Old Point Financial Corporation (OPOF)
Eagle Financial Services, Inc. (EFSI)	Peoples Bancorp of North Carolina, Inc. (PEBK)
F & M Bank Corp. (FMBM)	River Financial Corporation (RVRF)
First National Corporation (FXNC)	Security Federal Corporation (SFDL)
FVCBankcorp, Inc. (FVCB)	Southern First Bancshares, Inc. (SFST)
GrandSouth Bancorporation (GRRB)	Southern States Bancshares, Inc. (SSBK)
John Marshall Bancorp, Inc. (JMSB)	Virginia National Bankshares Corporation (VABK)

The peer data was reviewed and, with respect to each of the top executive officer positions, compared for the scope of responsibilities of the position within the company to the equivalent responsibilities of positions within the companies included in the survey data. The compensation committee then compared our compensation and benefits practices with those of the banks included in the survey data and took the results into account when establishing compensation guidelines and recommendations for executives in establishing compensation for bank executives. In determining each executive’s base salary and annual cash bonus opportunity, the compensation committee considered those two elements together, as well as other factors, in order to set an appropriate level of total annual cash compensation. In general, the compensation committee seeks to give each executive the opportunity to earn an annual cash bonus that, if earned and when combined with the executive’s base salary, would result in total annual cash compensation to the executive that is competitive with the market data provided by the surveys. Consideration of compensation structures among the selected primary competitor group was only one of the tools used by the compensation committee to assess competitive compensation and to determine appropriate compensation amounts and structures for the company’s executive officers. In order to attract, retain and incentivize executive officers of the company, the compensation committee may, in its discretion and judgment, determine that it is in the best interest of the company to negotiate compensation packages that vary significantly from the compensation levels and incentive structures offered by competitors. Total compensation for executives is targeted to be between the 45th and 90th percentile of market when compared to peer banking organizations.

For peer comparison metrics in the cash and equity incentive plans, the company uses a peer index of ½ to 1 ½ times the company’s asset size for publicly traded banks located in the southeastern United States. Data is compiled from S&P Global Market Intelligence based on the 2023 filings as reported by each peer group institution. For year-end 2023, that index included:

Auburn National Bancorporation, Inc. (AUBN)	MainStreet Bancshares, Inc. (MNSB)
Bank of the James Financial Group, Inc. (BOTJ)	Morris State Bancshares, Inc. (MBLU)
BankFirst Capital Corporation (BFCC)	Mountain Commerce Bancorp, Inc. (MCBI)
BayFirst Financial Corp. (BAFN)	National Bankshares, Inc. (NKSH)
C&F Financial Corporation (CFFI)	Old Point Financial Corporation (OPOF)
Chesapeake Financial Shares, Inc. (CPKF)	Peoples Bancorp of North Carolina, Inc. (PEBK)
Citizens Bancorp Investment, Inc. (CBTN)	Peoples Financial Corporation (PFBX)
Citizens Holding Company (CIZN)	Pinnacle Bankshares Corporation (PPBN)
CoastalSouth Bancshares, Inc. (COSO)	PB Financial Corporation (PBNC)
Dogwood State Bank (DSBX)	Skyline Bankshares, Inc. (SLBK)
Eagle Financial Services, Inc. (EFSI)	South Atlantic Bancshares, Inc. (SABK)
F & M Bank Corp. (FMBM)	Southern States Bancshares, Inc. (SSBK)
First National Corporation (FXNC)	United Bancorporation of Alabama, Inc. (UBAB)
First US Bancshares, Inc. (FUSB)	USCB Financial Holdings, Inc. (USCB)
Freedom Financial Holdings, Inc. (FDVA)	Uwharrie Capital Corp (UWHR)
FVCBankcorp, Inc. (FVCB)	Virginia National Bankshares Corporation (VABK)
John Marchall Bancorp, Inc. (JMSB)	White River Bancshares Company (WRIV)
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Nomination and Corporate Governance Committee

The nominating committee met four times during 2023. The following directors are members of our nominating committee: Roderick M. Todd, Jr. (Chair), E. Leland Reynolds, Jane S. Sosebee, and Alexander Snipe, Jr. Edward J. Tarver was a member of our nominating committee prior to his death on February 9, 2024. Our board of directors has determined that all of these committee members are independent, as contemplated in the listing standards of Nasdaq.

The board of directors has adopted a nominating committee charter, which may be found by clicking on the link for “Investors” under the “About” tab on our website at www.firstcommunitysc.com. The charter provides that the responsibilities of the committee include:

•	reviewing the qualifications and independence of the members of the board and its various committee assignments;

•	evaluating incumbent directors in determining consideration for re-election;

•	recommending board nominees for election;

•	providing guidance on board and corporate governance issues; and

•	considering director candidates recommended by shareholders who submit nominations in accordance with our bylaws.

Shareholders who submit candidates for nomination must deliver nominations in writing to our corporate secretary no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholders. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. For a complete description of the procedures and disclosure requirements to be complied with by shareholders in connection with submitting director nominations, shareholders should refer to our bylaws.

The nominating committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the nominating committee members consider and discuss diversity, among other factors, with a view toward the needs of the board of directors as a whole. The nominating committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, disability, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to board heterogeneity, when identifying and recommending director nominees. The nominating committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the committee’s goal of creating a board of directors that best serves our needs and the interests of our shareholders.

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In evaluating such director recommendations, the nominating committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards, and broad experience at the policy-making level in business, government, education, technology or public interest. Directors should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

The nominating committee uses a variety of methods for identifying and evaluating nominees for director. The nominating committee regularly assesses the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the nominating committee considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board and may be considered at any point during the year. The nominating committee considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the nominating committee uses the qualifications and standards discussed above, and it seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Report of the Audit Committee

Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with accounting principles generally accepted in the U.S. and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In this context, the audit committee has met and held discussions with management and Elliott Davis, LLC, our independent auditors. In discharging its oversight responsibility as to the audit process, the audit committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence and has discussed with the independent auditors their independence from the company and its management. The audit committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of our internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The audit committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.

The audit committee reviewed and discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, and with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The audit committee also discussed the results of the internal audit examinations.

The committee reviewed and discussed the audited consolidated financial statements of the company as of and for the year ended December 31, 2023 with management and the independent auditors.

Based on the above-mentioned review and discussions with management and the independent auditors, the audit committee recommended to the board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC. On March 21, 2024, the committee appointed Elliott Davis, LLC as our independent auditors for 2024.

The report of the audit committee is included herein at the direction of its members: Ms. Sosebee (Chair), Ms. Hollar, Mr. Kitchens, and Mr. Jones.

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DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

General Compensation Philosophy

Our compensation committee has determined that we, as a performance-driven business, should reward financial results with appropriate compensation. The compensation committee’s strategy for carrying out this philosophy is to link executive compensation with our financial performance and, at the same time, to be sensitive to external market factors, which might affect such performance but be outside the control of the company’s executives. The compensation committee recognizes the importance of maintaining compensation and benefits at competitive levels designed to attract and retain talented executives. The compensation committee has typically included annual equity award grants as an element of executive compensation and may consider implementation of additional equity award grants in the future as a component of executive compensation. The compensation committee believes that equity-based compensation aligns the long-term interests of employees with those of our shareholders. In determining whether to make equity award grants in the future, the compensation committee will consider the recommendations of the chief executive officer regarding the granting of equity awards for our key executives, other than our chief executive officer. In determining appropriate equity-based compensation awards for our executives, the compensation committee anticipates that it will generally focus on our current and future performance, the current and future performance and achievements of our executives, and the executives’ present and potential future contribution to our success.

Executive Compensation

The following table shows the compensation we paid for the years ended December 31, 2023 and 2022 to our principal executive officer and the two most highly compensated other executive officers who were serving as executive officers at the year end of 2023, which we refer to herein as our named executive officers.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)(2)($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	Non-qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Michael C. Crapps,	2023	501,347	—	168,722	—	78,680	126,952	15,799	891,500
President and Chief	2022	482,064	—	139,728	—	147,085	126,641	15,470	910,988
Executive Officer
J. Ted Nissen, Executive	2023	325,000	—	101,920	—	51,005	50,645	15,798	544,368
Vice President and	2022	291,200	—	84,000	—	88,850	47,007	14,664	525,721
Chief Banking Officer
Tanya A. Butts, Executive	2023	250,000	—	83,300	—	39,234	57,547	14,041	444,122
Vice President and Chief
Operations/Risk Officer(6)

(1)	This amount represents the grant date fair value of equity awards in accordance with FASB ASC Topic 718. The grant date fair value per share of the equity awards shown above equals $20.29 and $20.93 in 2023 and 2022, respectively. See discussion of assumptions used in the valuation of the equity awards in Note 18, “Stock Options, Restricted Stock, Restricted Stock Units, and Deferred Compensation” in the “Notes to Consolidated Financial Statements” included within the Annual Report on Form 10-K for the year ended December 31, 2023. For a discussion of the awards granted in 2023, see “Long-term Equity Compensation Awards,” below.
(2)	The fair value of the time-based restricted stock units received in 2023 by each named executive officer as of the grant date is as follows: Mr. Crapps, $72,310; Mr. Nissen, $43,680; and Ms. Butts, $35,700. The fair value of the performance-based restricted stock units received in 2023 by each named executive officer as of the grant date, assuming the target payout is as follows: Mr. Crapps, $96,413; Mr. Nissen, $58,240; and Ms. Butts, $47,600; assuming the maximum payout, is as follows: Mr. Crapps, $192,826; Mr. Nissen, $116,480; and Ms. Butts, $95,200.
(3)	This amount represents the total cash payout under the terms of our 2023 Management Incentive Plan for Key Executives. See “Annual Cash Incentive Awards—Performance-Based Annual Cash Incentive Awards” below for a description of how our compensation committee determined the incentive payments awarded to our named executive officers in 2023.
(4)	This amount reflects the change in the present value of benefits attributable to named executive officers for the applicable compensation, as calculated under non-qualified retirement benefit plans.
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(5)	The amount for all Other Compensation includes the following:

		401(k) Match	Country Club Dues	Life Insurance Premiums	Total
Michael C. Crapps	2023	$13,200	$1,320	$1,279	$15,799
	2022	$12,200	$1,155	$2,115	$15,470
J. Ted Nissen	2023	$13,200	$1,320	$1,278	$15,798
	2022	$12,200	$1,155	$1,309	$14,664
Tanya A. Butts	2023	$12,824	—	$1,217	$14,041

(6)	Ms. Butts qualified as a named executive officer in 2023 and 2020. However, she did not qualify as a named executive officer in 2022 and 2021.

Annual Cash Incentive Awards

Performance-Based Annual Cash Incentive Awards

Our compensation committee adopted the 2023 Management Incentive Plan for Key Executives to provide for the payment of cash bonuses to our named executive officers upon our achievement of certain plan criteria goals during 2023. The plan was designed to be consistent with our philosophy that executive compensation should be linked with our financial performance. In order for any bonus to be paid to any executive officer under the plan, we had to achieve at least 80% of budgeted net core income for the year and maintain an internal soundness measure that is based on a regulatory rating, both of which we achieved in 2023.  Upon meeting certain goals for efficiency ratio (core), net interest income, loan portfolio growth, pure deposit growth and a modifier based on return on average assets, the executive officers are eligible to receive, as a percentage of their respective base salary, a 15% cash payout at the threshold level, a 30% cash payout at the target level, a 45% cash payout at the stretch level and a 60% cash payout at the maximum level. Payouts are pro-rated if actual results fall between the threshold, target, stretch and maximum levels.

The following sets forth the pre-established performance goals for which the annual cash incentive awards for the year ended December 31, 2023 were based:

	Weight	Threshold	Target	Stretch	Maximum	Actual Earned	Actual Performance
All Named Executive Officers’ – Total Opportunity as a Percentage of Base Salary		15%	30%	45%	60%	15.69%
Efficiency ratio (core)(1)	25%	105% of Budget	Budget	95% of Budget	90% of Budget		105.36% of Budget
Net interest income(1)	25%	95% of Budget	Budget	105% of Budget	110% of Budget		93.49% of Budget
Loan portfolio growth(1)	25%	95% of Budget	Budget	105% of Budget	110% of Budget		104.74% of Budget
Pure deposit growth(1) (2)	25%	95% of Budget	Budget	105% of Budget	110% of Budget		98.51% of Budget
Modifier: return on average assets(3)		75% at 0 to 25th percentile	100% at 50th percentile	125% at 75th+ percentile			90% based on 40th percentile

(1)	Based on internal 2023 Budget.
(2)	Pure deposits include total deposits less certificates of deposits plus cash management repurchase agreements.
(3)

Performance compared to an index of banks from publicly traded peer banks with an asset size of ½ to 1 ½ of the company’s asset size located in the Southeast. Data is compiled from S&P Global Market Intelligence based on the 2023 filings as reported by each peer group institution. At December 31, 2023, the index of peer banks used for the performance-based annual incentive compensation awards included the following banks:

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Auburn National Bancorporation, Inc. (AUBN)	MainStreet Bancshares, Inc. (MNSB)
Bank of the James Financial Group, Inc. (BOTJ)	Morris State Bancshares, Inc. (MBLU)
BankFirst Capital Corporation (BFCC)	Mountain Commerce Bancorp, Inc. (MCBI)
BayFirst Financial Corp. (BAFN)	National Bankshares, Inc. (NKSH)
C&F Financial Corporation (CFFI)	Old Point Financial Corporation (OPOF)
Chesapeake Financial Shares, Inc. (CPKF)	Peoples Bancorp of North Carolina, Inc. (PEBK)
Citizens Bancorp Investment, Inc. (CBTN)	Peoples Financial Corporation (PFBX)
Citizens Holding Company (CIZN)	Pinnacle Bankshares Corporation (PPBN)
CoastalSouth Bancshares, Inc. (COSO)	PB Financial Corporation (PBNC)
Dogwood State Bank (DSBX)	Skyline Bankshares, Inc. (SLBK)
Eagle Financial Services, Inc. (EFSI)	South Atlantic Bancshares, Inc. (SABK)
F & M Bank Corp. (FMBM)	Southern States Bancshares, Inc. (SSBK)
First National Corporation (FXNC)	United Bancorporation of Alabama, Inc. (UBAB)
First US Bancshares, Inc. (FUSB)	USCB Financial Holdings, Inc. (USCB)
Freedom Financial Holdings, Inc. (FDVA)	Uwharrie Capital Corp (UWHR)
FVCBankcorp, Inc. (FVCB)	Virginia National Bankshares Corporation (VABK)
John Marshall Bancorp, Inc. (JMSB)	White River Bancshares Company (WRIV)

Actual cash incentive payout amounts are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table included elsewhere in this proxy statement.

The size of the total potential bonus pool available under the plan declined as our profitability declined, subject to the maximum aggregate cash bonus amount of $1,776,450 to all executive officers including the named executive officers. The maximum aggregate cash bonus amount is based on 15% of net income.

Long-Term Equity Compensation Awards

Our compensation committee believes that the primary benefit to the company of long-term awards is to motivate our named executive officers to increase shareholder value and ensure adequate executive retention through the grant of long-term compensation awards, particularly restricted stock and restricted stock unit awards. Under our equity incentive award plan, we also may grant awards in the form of other equity and performance-based incentives, as may be deemed appropriate by the compensation committee from time to time. The compensation committee has the ability to alter the cash and equity incentive plans and modify the pay-outs if in their sole discretion it is warranted. This would include the ability to modify or cancel restricted stock vesting dates.

On February 21, 2023, the compensation committee, in its discretion, granted the following time-based restricted stock units (“TRSUs”) and performance-based restricted stock units (“PRSUs”) to the named executive officers with a grant date of February 21, 2023. The grant date fair values of the equity awards are disclosed below and in the Summary Compensation Table included elsewhere in this proxy statement. The compensation committee did not grant any restricted stock awards to the named executive officers in 2023 and 2022.

	Grant Date	TRSUs (#)	PRSUs (#)(1)	Total ($)
Michael C. Crapps	02/21/2023	3,564	4,752	168,722
	02/17/2022	3,338	3,338	139,728
J. Ted Nissen	02/21/2023	2,153	2,870	101,920
	02/17/2022	2,007	2,007	84,000
Tanya A. Butts	02/21/2023	1,759	2,346	83,300

(1)	Amount shown is the target amount of each award. The range of PRSUs actually earned for the awards granted on February 21, 2023 can be in the range of 0% of target for below threshold performance, 50% of target for threshold performance, 100% of target for target performance, 150% of target for stretch performance and 200% of target for maximum performance. The range of PRSUs actually earned for the awards granted on February 17, 2022 can be in the range of 0% of target for below threshold performance, 50% of target for threshold performance, 100% of target for target performance, and 150% of target for maximum performance. Actual performance between threshold, target, stretch (for 2023 grants) and maximum performance levels will be interpolated to determine the amount of pro-rated payment based on relative achievement of the corporate performance metrics.
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2023 and 2022 TRSUs Granted. The TRSUs cliff vest at the end of three years from the grant date.

2023 and 2022 PRSUs Granted. Under the terms of the PRSU agreement, the PRSUs will vest at the end of the three year performance period based on our achievement of performance goals determined by the compensation committee during the performance period at a threshold, target, stretch and maximum performance level, with accelerated vesting in certain circumstances, if (1) the bank has achieved an internal soundness measure that is based on a regulatory rating, (2) we have achieved at least 80% of budgeted net core income in each calendar year during the performance period, and (3) the named executive officer continues to be employed with the us through the applicable performance vesting date. The performance metrics selected by the compensation committee for the above-referenced awards are as follows:

•	total shareholder return measured relative to the combined average of the Nasdaq Bank Index (CBNK) and Dow Jones U.S. Micro Cap Banks Index (collectively, the “Index”), with the starting price of a share of our common stock as the closing price on the last business day immediately preceding the start of the applicable performance period and the ending share price as the closing price of a share of our common stock on the last day of the applicable performance period,
•	return on average equity, averaged over the 12 calendar quarters of the applicable performance period, which is then compared to the return on average equity, for the applicable quarters, to an index of publicly traded peer banks with an asset size of ½ to 1½ of the company’s asset size located in the southeast, as recommended by our compensation consultant, and
•	non-performing assets, as of the end of each applicable quarter, averaged over the 12 calendar quarters of the applicable performance period, which is then compared to the non-performing assets as a percentage of total assets, for the applicable quarters, to an index of publicly traded peer banks with an asset size of ½ to 1½ of the company’s asset size located in the southeast, as recommended by our compensation consultant.

The February 21, 2023 awards are based on a measurement period that began January 1, 2023 and ends December 31, 2025 and the February 17, 2022 awards are based on a measurement period that began January 1, 2022 and ends December 31, 2024. For return on average equity and non-performing assets, the data is compiled from S&P Global Market Intelligence as reported by each peer group institution.

Results of 2021 PRSU Awards. The final performance period for our 2021 PRSUs ended on December 31, 2023. Under the terms of the PRSU agreement, the PRSUs vested on February 20, 2024, the date the compensation committee certified the results, based on our achievement of performance goals determined by the compensation committee during such performance period at a threshold, target and maximum performance level, if (1) the bank has achieved an internal soundness measure that is based on a regulatory rating, (2) we have achieved at least 80% of budgeted net core income in each calendar year during the performance period, and (3) the named executive officer continues to be employed with the us through the applicable performance vesting date. The range of PRSUs actually earned can be in the range of 0% of target for below threshold performance, 50% of target for threshold performance, 100% of target for target performance, to 150% of target for maximum performance. Payouts are pro-rated if actual results fall between the threshold, target and maximum levels. The performance metrics, weight and relative goals are disclosed in the below table, along with the actual performance.

Conditions to Vesting of the 2021 PRSUs Awards	Achieved
Achievement of Internal Soundness Measure Based on Regulatory Rating	Yes
Achieved at least 80% of budgeted net core income in each calendar year during the performance period	Yes
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2021 PRSUs Awards Performance Metrics	Weight (%)	Threshold	Target	Maximum	Actual Performance
All Named Executive Officers’ – Total Opportunity as Percentage of Base Salary		7.50%	15.00%	22.50%	18.80%
Total Shareholder Return(1)	33.33%	75% of Index	Index	125% of Index	137.81% of Index
Return on Average Equity(2)	33.33%	30th Percentile	50th Percentile	75th Percentile	46th Percentile
Non-Performing Assets(3)	33.33%	30th Percentile	50th Percentile	75th Percentile	68th Percentile

(1)	Total Shareholder Return was measured relative to the combined average of the Nasdaq Bank Index (CBNK) and Dow Jones U.S. Micro Cap Banks Index (collectively, the “Index”), with the starting price of a share of our common stock as the closing price on the last business day immediately preceding the start of the applicable performance period and the ending share price as the closing price of a share of our common stock on the last day of the applicable performance period.
(2)	Return on Average Equity was averaged over the 12 calendar quarters of the applicable performance period, which is then compared to the return on average equity, for the applicable quarters, to an index of publicly traded peer banks with an asset size of ½ to 1½ of the company’s asset size located in the southeast, as recommended by our compensation consultant in 2021.
(3)	Non-Performing Assets was measured as of the end of each applicable quarter, averaged over the 12 calendar quarters of the applicable performance period, which is then compared to the non-performing assets as a percentage of total assets, for the applicable quarters, to an index of publicly traded peer banks with an asset size of ½ to 1½ of the company’s asset size located in the Southeast, as recommended by our compensation consultant in 2021.

Payment of the earned portion of the 2021 PSUs occurred on February 20, 2024, the date the compensation committee certified the performance results, and were as follows:

Named Executive Officer	2021 Earned PRSUs
Michael C. Crapps	4,787
J. Ted Nissen	2,779
Tanya A. Butts	2,351

Named Executive Officer Employment Agreements

Chief Executive Officer

Michael C. Crapps. On December 8, 2015, we entered into an amended and restated employment agreement with Mr. Crapps, current president and chief executive officer of the company and chief executive officer of the bank. The parties entered into the amended and restated employment agreement to amend Mr. Crapps’ existing employment agreement to ensure documentary compliance with Section 409A of the Internal Revenue Code.

Unless terminated earlier according to provisions in the employment agreement, the agreement provides a three-year term of employment and at the end of each day during the term of employment the term of the agreement is automatically extended for an additional day so that the remaining term continues to be three years, except that either party can give the other party written notice of and fix the term to a finite term of three years from the date of the written notice.

The base salary for Mr. Crapps is subject to annual review by our board of directors and may be increased. Under his agreement, Mr. Crapps is eligible to receive bonuses if he meets the goals set forth annually for him by our long-term equity incentive program and for the grant of stock options, restricted stock and other similar awards.

Mr. Crapps is provided with a country club membership as well as a life insurance policy for the benefit of his spouse and heirs. Mr. Crapps is also entitled to participation in our retirement, health, welfare and other benefit plans and programs applicable to employees generally or to senior executives.

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The employment agreement provides that, if we terminate Mr. Crapps’ employment without cause, subject to the possibility of a six-month delay, on the 60th day after the date of termination, we will pay Mr. Crapps compensation in an amount equal to twice the amount of his then current monthly base salary and thereafter on the first day of the month for the next 22 months compensation in an amount equal to 100% of his then current monthly base salary, plus any bonus earned or accrued through the date of termination.

The employment agreement contains provisions relating to non-solicitation of customers and personnel and non-competition during the term of employment and the two years thereafter, as well as a provision relating to the protection of confidential information.

Payments to our Chief Executive Officer upon a Change in Control

•	After a change in control and regardless of whether Mr. Crapps remains employed by the company or its successor, we will pay Mr. Crapps an amount equal to three times the then current annual base salary as well as any bonus earned through the date of change in control, and we will remove any restrictions on outstanding incentive awards so that all such awards vest immediately.

•	If Mr. Crapps’ employment is terminated without cause within two years following a change in control:

o	Mr. Crapps may continue participation in our group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If Mr. Crapps elects COBRA coverage for group health coverage, he will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and, on the 60th day after the date of termination following a change in control, we will pay Mr. Crapps compensation in an amount equal to six times the amount of the initial monthly portion of our share of such COBRA premiums; provided, however, that such benefits will be eliminated if and when Mr. Crapps is offered Affordable Care Act compliant group health coverage from a subsequent employer, and

o	To the extent that “portable” life insurance coverage is offered under our life insurance programs and after such termination Mr. Crapps continues to pay for “portable” life insurance coverage that was provided by the company immediately prior to such termination, we will reimburse the life insurance premiums paid by Mr. Crapps with respect to such life insurance coverage with respect to the two-year period ending immediately after such termination.

In the event that our independent accountants acting as our auditors on the date of a change in control determine that the payments provided for in the employment agreement constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, then the compensation payable under the employment agreement will be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to Mr. Crapps without his compensation being treated as “excess parachute payments” under Section 280G.

Other Named Executive Officers

J. Ted Nissen and Tanya A. Butts. On December 8, 2015, we entered into an amended and restated employment agreement with J. Ted Nissen, current chief banking officer of the company and president and chief banking officer of the bank. Mr. Nissen entered into the amended and restated employment agreement to amend his existing employment agreement to ensure documentary compliance with Section 409A of the Internal Revenue Code. On April 22, 2019, we entered into an employment agreement with Tanya A. Butts, executive vice president and chief operations/risk officer of the company and the bank.

Mr. Nissen’s and Ms. Butts’ respective employment agreement provides for an initial term of three years, to be extended automatically each day for an additional day so that the remaining term of the agreement will continue to be three years. The term may be fixed at three years without extension by notice of either party to the other. Mr. Nissen’s and Ms. Butts’ respective employment agreements provide for an annual salary that is reviewed annually and may be increased from time to time. Mr. Nissen and Ms. Butts are each eligible to receive annual payments based upon achievement criteria established by the board of directors.

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Mr. Nissen’s and Ms. Butts’ respective employment agreement provides that, if we terminate the executive’s employment without cause, subject to the possibility of a six-month delay, on the 60th day after the date of termination, we will pay such executive compensation in an amount equal to twice the amount of the executive’s then current monthly base salary and thereafter on the first day of the month for the next 10 months compensation in an amount equal to 100% of the executive’s then current monthly base salary, plus any bonus earned or accrued through the date of termination. Mr. Nissen’s and Ms. Butts’ employment agreements contain provisions relating to non-solicitation of customers and personnel and non-competition during the term of employment and the 12 months thereafter, as well as a provision relating to the protection of confidential information.

Payments to Mr. Nissen and Ms. Butts upon a Change in Control

Under Mr. Nissen’s employment agreement,

•	after a change in control and regardless of whether the executive remains employed by the company or its successor, we will pay the executive an amount equal to two times the then current annual base salary as well as any bonus earned through the date of change in control, and we will remove any restrictions on outstanding incentive awards so that all such awards vest immediately.

Under Ms. Butts’ employment agreement,

•	if the executive’s employment is terminated by the employer without cause or by the executive for good reason upon or during the two years following a change in control (a “Qualifying Termination”), we will pay the executive an amount equal to two times the then current annual base salary as well as any bonus earned through the Qualifying Termination, and we will remove any restrictions on outstanding incentive awards so that all such awards vest immediately.

Under Mr. Nissen’s and Ms. Butts’ employment agreements,

•	if the executive’s employment is terminated without cause within two years following a change in control:

o	the executive may continue participation in our group health plan pursuant to COBRA. If the executive elects COBRA coverage for group health coverage, the executive will be obligated to pay only the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and, on the 60th day after the date of termination following a change in control, the company will pay the executive compensation in an amount equal to six times the amount of the initial monthly portion of our share of such COBRA premiums; provided, however, that such benefits will be eliminated if and when the executive is offered Affordable Care Act compliant group health coverage from a subsequent employer, and

o	to the extent that “portable” life insurance coverage is offered under our life insurance programs and after such termination the executive continues to pay for “portable” life insurance coverage that was provided by the company immediately prior to such termination, we will reimburse the life insurance premiums paid by the executive with respect to such life insurance coverage with respect to the two-year period ending immediately after such termination.
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Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by both exercisable and non-exercisable options and stock awards owned by the individuals named in the Summary Compensation Table as of December 31, 2023, as well as the related exercise prices and expiration dates. Options and stock awards are granted pursuant to our equity incentive plan.

Outstanding Equity Awards at December 31, 2023

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
Michael C. Crapps	—	—	—	—	—	10,721	230,823	12,877	277,242
J. Ted Nissen	—	—	—	—	—	6,377	137,297	7,656	164,834
Tanya A. Butts	—	—	—	—	—	5,283	113,743	6,345	136,608

(1)	There were no restricted stock awards granted to named executive officers in 2023 and 2022. However, restricted stock awards were granted to named executive officers prior to 2022 and cliff vest over a three-year period. There were no TRSUs granted to named executive officers prior to 2021. The TRSU awards granted in 2023 and 2022 cliff vest over a three-year period. The following restricted stock awards or restricted stock units vested (or will vest) on February 17, 2024, February 17, 2025 and February 21, 2026, respectively: Mr. Crapps; 3,819, 3,338 and 3,564; Mr. Nissen; 2,217, 2,007 and 2,153; and Ms. Butts; 1,876, 1,648 and 1,759.
(2)	Amounts are based upon the adjusted closing price of our common stock on December 29, 2023 (the last trading day of the year) of $21.53 per share.
(3)	Represents PRSUs that are subject to the achievement of pre-established performance targets and the officer’s continued service through the vesting date. Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited. The number of unearned PRSUs reported assumes the units are earned and vested on a one-for-one basis (representing satisfaction of corporate performance goals at the target performance level) except for the 2021 PRSUs, which are reported based on the actual performance achieved at 125%, which is equivalent to 18.80% of base salary. These 2021 PRSUs vested on February 20, 2024. See the description of our performance and satisfaction of the performance measures for the 2021 PRSUs in the “Director and Executive Officer Compensation – Long-Term Equity Compensation Awards - Results of 2021 PRSU Awards” above for more details.

Option Exercises and Stock Vested

The following table provides information concerning stock awards that vested in 2023 for our named executive officers. There were no stock options exercised by any named executive officers during the year ended December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael C. Crapps	—	—	5,383	107,660
J. Ted Nissen	—	—	2,083	41,660
Tanya A. Butts	—	—	1,667	33,340

(1)	The amounts reported in this column were calculated using the per share closing price of our common stock on the vesting date of the awards.
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Equity Compensation Plan Information

The following table contains certain information as of December 31, 2023, relating to securities authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (c) (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	108,663	$	n/a	132,183	(2)
Equity compensation plans not approved by security holders	n/a		n/a	—
Total	108,663	$	n/a	132,183	(2)

(1)	Column (a) consists of shares of our common stock issuable upon vesting of restricted stock and restricted stock units, including 13,301 TRSUs and 13,301 PRSUs at the target payout (with a maximum payout of 19,954 PRSUs) issued under our 2011 Stock Incentive Plan (the “2011 Plan”). Our 2021 Omnibus Equity Incentive Plan (the “2021 Plan”) replaced the 2011 Plan and no new awards may be granted under the 2011 Plan. As of December 31, 2023, we issued 24,300 TRSUs and 34,358 PRSUs at the target payout (with a maximum payout of 51,108 PRSUs) under our 2021 Plan. Restricted stock units are settled for shares of our common stock on a one-for-one basis. For awards granted after January 1, 2023, the PRSUs have a payout range from 0% of target for below threshold performance, 50% of target for threshold performance, 100% of target for target performance, 150% of target for stretch performance and 200% of target for maximum performance; payouts are pro-rated if actual results fall between the threshold, target, stretch, and maximum levels. For awards granted prior to January 1, 2023, the PRSUs have a payout range from 0% of target for below threshold performance, 50% of target for threshold performance, 100% of target for target performance and 150% of target for maximum performance; payouts are pro-rated if actual results fall between the threshold, target, and maximum levels. PRSUs are reported in column (a) assuming achievement at the maximum performance level. Restricted stock units have no exercise price and, therefore, have no weighted-average exercise price to report in column (b). Column (c) consists of shares reserved for future issuance under our 2021 Plan.
(2)	The number of shares in this column were calculated as follows:

First Community Corporation 2021 Omnibus Equity Incentive Plan (In shares / units)

Initial reserve – May 19, 2021	225,000
Shares / units granted
Time-based restricted stock units – officer	(24,300)
Performance-based restricted stock units – officer(a)	(51,108)
Restricted stock – officer	(2,460)
Restricted stock – director	(14,949)
Remaining reserve – December 31, 2023	132,183

(a)	Performance-based restricted stock units are initially granted and expensed at target levels; however, they are reserved at maximum levels.
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Certain Retirement and Salary Continuation Benefits

We have established the First Community Bank, Profit Sharing Plan, a qualified 401(k) defined contribution plan, pursuant to which we make matching and discretionary contributions on behalf of each of the executive officers. We also maintain and pay premiums on behalf of each executive officer under a life insurance plan and provide partial payment of premiums for medical benefits if the executive officer so elects.

We have entered into salary continuation agreements with executives Crapps, Nissen and Butts. The salary continuation agreements provide for an annual supplemental retirement benefit to be paid to each of the executives, commencing at the specified normal retirement age and payable in monthly installments for a prescribed number of years.

Each executive will receive this benefit if the executive’s employment is terminated following a change in control (as defined in each executive’s employment agreement). If the executive dies after a separation of service but before the executive’s annual supplemental benefit commences, the executive’s benefit will be paid to the executive’s beneficiaries, beginning with the month following the bank’s receipt of a copy of the executive’s death certificate. If the executive dies after the executive’s benefit has commenced, the remaining benefits will be paid to the executive’s beneficiaries at the same time and in the same amounts that would have been distributed to the executive had the executive survived. If the executive dies during active service, 100% of the executive’s accrual balance (as defined in the salary continuation agreement) will be paid in a lump sum to the executive’s beneficiaries.

If the executive experiences a disability that results in a separation of service prior to the normal retirement age, the executive will be entitled to 100% of the executive’s accrual balance determined as of the end of the plan year preceding termination.

If the executive is terminated without cause (as defined in the executive’s employment agreement), the executive is entitled to 100% of his accrual balance determined as of the end of the plan year preceding such termination. This benefit is determined by vesting the executive in 10% of the accrual balance at the end of the first plan year, and an additional 10% of such amount at the end of each succeeding year thereafter until the executive becomes 100% vested in the accrual balance.

To offset the annual expense accruals for the benefits payable to the executives under the salary continuation agreements, the bank acquired bank-owned life insurance (“BOLI”). It is anticipated that the BOLI will provide full cost recovery of the benefits paid to the executives under the salary continuation agreements upon their deaths.

The foregoing summary of the material features of the salary continuation agreements for executives Crapps, Nissen and Butts is qualified in its entirety by reference to the provisions of the agreements, the form of which is attached as Exhibit 10.5 to our Annual Report on Form 10-K filed with the SEC on March 21, 2024. See also the discussion under “Named Executive Officer Employment Agreements” in this proxy statement.

Pay Versus Performance

The following table sets forth information concerning the compensation of our chief executive officer, or “CEO,” and, on an average basis, the compensation of our Non-CEO named executive officers, or “Non-CEO NEOs,” for each of the fiscal years ending December 31, 2023, 2022 and 2021, as such compensation relates to our financial performance for each such fiscal year.

Year	Summary Compensation Table for CEO[1] ($)	Compensation Actually Paid to CEO[1,2] ($)	Average Summary Compensation Table Total for Non-CEO NEOs[1] ($)	Average Compensation Actually Paid to Non-CEO NEOs[1,3] ($)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return($)[4]	Net Income ($ in thousands)
2023	891,500	893,256	494,245	495,626	137.33	11,843
2022	910,988	929,148	485,621	486,697	135.67	14,613
2021	933,529	993,463	497,597	517,522	125.95	15,465
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[1]	For the year 2023 in the above table, the CEO is Michael C. Crapps, president and chief executive officer, and the Non-CEO NEOs are J. Ted Nissen, executive vice president and chief banking officer, and Tanya A. Butts, executive vice president and chief operations/risk officer. For the years 2022 and 2021 in the above table, the CEO is Michael C. Crapps, president and chief executive officer, and the Non-CEO NEOs are J. Ted Nissen, executive vice president and chief banking officer, and D. Shawn Jordan, executive vice president and chief financial officer.
[2]	This column represents the “compensation actually paid” to our CEO for each year, determined by starting with the amount set forth in the Summary Compensation Table (“SCT”) in the column entitled “Total Compensation” for the applicable year and adjusting that amount as follows (totaling $1,756, $18,160 and $59,934 for the years 2023, 2022 and 2021, respectively):
–	Increase for fair value of awards granted during year that remain unvested as of year-end
o	2023 = $8,847
o	2022 = $6,409
o	2021 = $25,127
–	Increase / decrease for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end
o	2023 = ($5,153)
o	2022 = $13,151
o	2021 = $31,416
–	Increase / decrease for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year
o	2023 = ($1,938)
o	2022 = ($1,400)
o	2021 = $3,391
[3]	This column represents the “compensation actually paid” to our Non-CEO NEOs for each year, determined by starting with the amount set forth in the SCT in the column entitled “Total Compensation” for the applicable year (and taking the average of those amounts for the non-CEO NEOs) and adjusting that amount as follows (totaling $1,381, $1,076 and $19,925 for the years 2023, 2022 and 2021, respectively):
–	Increase for fair value of awards granted during year that remain unvested as of year-end
o	2023 = $4,845
o	2022 = $3,622
o	2021 = $13,884
–	Increase / decrease for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end
o	2023 = ($675)
o	2022 = $5,315
o	2021 = $5,382
–	Increase / decrease for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year
o	2023 = ($2,789)
o	2022 = ($7,861)
o	2021 = $659
[4]	Total Shareholder Return assumes $100 was invested in our common stock on December 31, 2020 and assumes the reinvestment of all cash dividends prior to any tax effect and retention of all stock dividends.

Relationship Between Pay and Performance

The relationship between compensation actually paid to our CEO and the average of the compensation actually paid to our other non-CEO NEOs and the performance measures shown in the table above is described in further detail below. As illustrated below, the compensation actually paid to our CEO and the other non-CEO NEOs, as calculated in accordance with the SEC requirements, has trended with mixed results over the full three-year period between the performance measures of net income and TSR disclosed in the table above. Compared to 2022, our 2023 net income declined 19.0% while the compensation actually paid to our CEO declined congruently 3.9% but the average compensation actually paid to our non-CEO NEOs increased incongruently 1.8%. Compared to 2021, our 2022 net income declined 5.5% while the compensation actually paid to our CEO declined congruently 6.5% and the average compensation actually paid to our non-CEO NEOs declined congruently 6.0%. Although our TSR increased to $137.33 in 2023 from $135.67 in 2022 and from $125.95 in 2021, the compensation actually paid to our CEO declined incongruously 3.9% in 2023 and 6.5% in 2022; and the average compensation actually paid to our non-CEO NEOs declined incongruously 6.0% in 2022. However, the average compensation actually paid to our non-CEO NEOs increased congruously 1.8% in 2023. In addition to our financial performance, we also evaluate all elements of our NEO compensation based on qualitative factors and an evaluation of competitive compensation levels with other comparable institutions.

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Relationship Between Compensation Actually Paid and Our TSR

The graph below shows the relationship between the compensation actually paid to our CEO and the average compensation actually paid to our non-CEO NEOs and our TSR.

Relationship Between Compensation Actually Paid and Our Net Income

The graph below shows the relationship between the compensation actually paid to our CEO and the average compensation actually paid to our non-CEO NEOs and our net income.

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Director Compensation

During the year ended December 31, 2023, the chairman of the board received a $14,500 retainer and $1,350 for attendance at each board meeting while chairs of the ALCO committee, the audit committee, the executive committee, the compensation committee and the nominating committee received $11,000 as an annual retainer and the chair of the loan committee received $13,500 as an annual retainer. The remaining outside directors received a retainer in the amount of $9,500. Outside directors, excluding the chairman of the board, received fees of $1,000 for attendance at each board meeting and $500 for attendance at each committee meeting except for members of the audit committee who received $750 for each audit committee meeting. Mr. Crapps, as an employee of the company, does not receive any director compensation. He is not listed in the following table because his compensation as a named executive officer is described elsewhere in this proxy statement.

The following is a summary of the compensation paid to directors (other than Mr. Crapps) for 2023.

Director*	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas C. Brown	27,000	14,000	—	—	—	—	41,000
C. Jimmy Chao	44,750	14,000	—	—	—	—	58,750
Jan H. Hollar	32,750	14,000	—	—	—	—	46,750
Ray E. Jones	34,500	14,000	—	—	—	—	48,500
W. James Kitchens, Jr.	34,250	14,000	—	—	—	—	48,250
Mickey E. Layden	33,000	14,000	—	—	—	—	47,000
E. Leland Reynolds	32,000	14,000	—	—	—	—	46,000
Alexander Snipe, Jr.	41,500	14,000	—	—	—	—	55,500
Jane S. Sosebee	33,750	14,000	—	—	—	—	47,750
Edward J. Tarver(3)	29,750	14,000	—	—	—	—	43,750
Roderick M. Todd, Jr.	34,500	14,000	—	—	—	—	48,500
*	There were no outstanding stock options held by our directors at December 31, 2023.
(1)	We have implemented a director deferred compensation plan whereby the director can elect to defer all or any part of any annual retainer or monthly meeting fee payable to the director in respect of the following calendar year for service on the board of directors or a committee of the board. The director receives units of common stock for the amounts deferred under the plan, and the units can be exchanged for common stock when the director retires. The amounts reflected in this column include the 2023 deferred amounts.
(2)	On February 21, 2023, each non-employee director was granted 690 shares of restricted stock as part of the overall board compensation plan. The shares were valued at $20.29 per share and were unvested as of December 31, 2023. The shares fully vested on January 1, 2024. The value of restricted stock grants shown above equals the grant date fair value in accordance with FASB ASC Topic 718.
(3)	Mr. Tarver passed away on February 9, 2024.

The following table summarizes the fee amounts deferred for each director electing all or partial deferral.

Name	Fees Deferred and Dividend Allocation ($)(1)	Accumulated Share Units (#)(2)	Accumulated Share Units Since Inception(3)
Thomas C. Brown	29,298	1,540	5,733
C. Jimmy Chao	68,849	3,696	45,119
W. James Kitchens, Jr.	5,280	296	9,617
Alexander Snipe, Jr	63,082	3,388	40,426
Edward J. Tarver(4)	13,502	724	2,236
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(1)	The “Fees Deferred and Dividend Allocation” column reflects the amount of deferred fees for the year ended December 31, 2023 and dividend allocations on the accumulated share units. Under our Non-Employee Director Deferred Compensation Plan, as amended and restated effective as of January 1, 2021, a director may elect to defer all or any part of annual retainer and monthly meeting fees payable with respect to service on the board of directors or a committee of the board. Units of common stock are credited to the director’s account as of the last day of such calendar quarter during which the compensation is earned. Furthermore, dividend allocations on the accumulated share units are credited to the director’s account on the company’s common stock dividend payable dates. The non-employee director’s account balance is distributed by issuance of common stock within 30 days following such director’s separation from service from the board of directors.
(2)	The amounts reflected in the “Accumulated Share Units” column reflect the number of units of common stock accumulated during the year ended December 31, 2023, including dividend allocations.
(3)	The amounts reflected in the “Accumulated Share Units Since Inception” column reflect the number of units of common stock accumulated since the director began deferring annual retainer and monthly board and committee fees, including dividend allocations. In general, the director’s vested account balance will be distributed in a lump sum of our common stock on the 30th day following cessation of service from the board, including cessation of service as a result of death or disability.
(4)	Mr. Tarver passed away on February 9, 2024.
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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 28, 2024 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our common stock, (iii) our named executive officers, and (iv) all executive officers and incumbent directors as a group. Unless otherwise indicated, the mailing address for each beneficial owner is care of First Community Corporation, 5455 Sunset Boulevard, Lexington, South Carolina, 29072.

Name	Shares of Common Stock Owned(1)*	Right to Acquire(2)*	% of Beneficial Ownership(3)
Named Executive Officers
Michael C. Crapps(4)	75,974	—	1.00%
J. Ted Nissen	32,056	—	0.42%
Tanya A. Butts	6,245	—	0.08%
Directors and Director Nominees
Thomas C. Brown	29,850	5,733	0.47%
C. Jimmy Chao	41,739	45,119	1.13%
Jan H. Hollar	6,583	—	0.09%
Ray E. Jones	3,430	—	0.04%
W. James Kitchens, Jr.(5)	25,596	9,617	0.46%
Mickey E. Layden	7,396	—	0.10%
E. Leland Reynolds	28,183	—	0.37%
Alexander Snipe, Jr.(6)	11,405	40,426	0.68%
Jane S. Sosebee(7)	7,950	—	0.10%
Roderick M. Todd, Jr.	12,705	—	0.17%
All executive officers and directors as a group (18 persons)(3)	321,547	100,895	5.47%
Greater than 5% Shareholders
Fourthstone LLC(8)	506,940	—	6.64%
BlackRock, Inc.(9)	415,383	—	5.44%
The Vanguard Group(10)	405,949	—	5.32%

*	For purposes of the tabular disclosure above, all fractional shares have been rounded down to the nearest whole share.
(1)	Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock beneficially owned.
(2)	No executive officer has the right to acquire additional shares of our common stock within 60 days of March 28, 2024. However, with respect to certain directors, accumulated share units under our Amended and Restated Non-Employee Director Deferred Compensation Plan are distributed in our common stock within 30 days following such director’s separation from service from the board of directors.
(3)	For each individual, this percentage is determined by assuming the named person exercises all rights with respect to our common stock within 60 days of March 28, 2024 which he or she has the right to acquire within 60 days, but that no other person exercises any such rights with respect to our common stock. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all rights with respect to our common stock which he or she has the right to acquire within 60 days, but that no other persons exercise any such right. The calculations are based on 7,629,005 shares of common stock outstanding on March 28, 2024.
(4)	Includes 9,805 shares held indirectly by Mr. Crapps’ spouse.
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(5)	Includes 9,223 shares held indirectly by Kitchens Family Investments, LLC and 6,044 shares held indirectly by Kitchens Trust Investments, LLC. Also, includes 465 shares held indirectly by Charitable Contribution Fund, Inc., which is a 501(c)(3) non-profit organization. Mr. Kitchens disclaims any pecuniary interest in Charitable Contribution Fund, Inc.; however, he may direct the voting and disposition of these shares.
(6)	Includes 3,927 shares held indirectly by Glory Communications, Inc. Mr. Snipe owns 100% of Glory Communications, Inc. and serves as its President and CEO.
(7)	Includes 95 shares held indirectly by Ms. Sosebee’s spouse.
(8)	Based on the Schedule 13G/A filed on February 14, 2024 by Fourthstone LLC; Fourthstone Master Opportunity Fund Ltd; Fourthstone GP LLC; Fourthstone QP Opportunity Fund LP; Fourthstone Small-Cap Financials Fund LP; and L. Phillip Stone, IV, with respect to our common stock held as of December 31, 2023. Based on the Schedule 13G/A (i) Fourthstone LLC has shared voting and dispositive power over 506,940 shares; (ii) Fourthstone Master Opportunity Fund Ltd has shared voting and dispositive power over 387,777 shares; (iii) Fourthstone GP LLC has shared voting and dispositive power over 119,052 shares; (iv) Fourthstone QP Opportunity Fund LP has shared voting and dispositive power over 119,052 shares; (v) Fourthstone Small-Cap Financials Fund LP has shared voting and dispositive power over zero shares; and (vi) L. Phillip Stone, IV has shared voting and dispositive power over 506,940 shares. The address of the business office of each of the foregoing persons is 575 Maryville Centre Drive, Suite 110, St. Louis, MO 63141.
(9)	Based on the Schedule 13G filed on January 31, 2024 by BlackRock Inc. for the period ended December 31, 2023, which reports sole power to vote or to direct the vote with respect to 408,632 shares of our common stock and sole power to dispose or to direct the disposition with respect to 415,383 shares of our common stock. BlackRock Inc. does not have shared voting power or shared power to dispose or to direct the disposition over any of the shares. The mailing address listed for BlackRock Inc. is 50 Hudson Yards, New York, NY 10001.
(10)	Based on the Schedule13G filed on February 13, 2024 by The Vanguard Group for the period ended December 29, 2023, which reports sole voting power with respect to zero shares of our common stock and sole dispositive power over 400,140 shares of our common stock. The Vanguard Group reports shared voting power over 3,325 shares of our common stock and shared dispositive power over 5,809 shares of our common stock. The mailing address listed for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
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Certain Relationships and Related Party Transactions

Statement of Policy Regarding Transactions with Related Persons

Our bank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

The bank has had, and expects to have in the future, loans and other banking transactions in the ordinary course of business with directors (including our independent directors) and executive officers of the company and its subsidiaries, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those available at the time for comparable transactions with persons not related to the bank and did not involve more than the normal risk of collectability or present other unfavorable features.

The aggregate dollar amount of loans outstanding to directors and executive officers of the bank was approximately $2.2 million at December 31, 2022 and $1.1 million at December 31, 2023.

Review of Related Party Transactions

We have adopted a Code of Business Conduct and Ethics that contains written procedures for our audit committee (or another independent body of the board of the directors) to follow when reviewing transactions between the company and its directors and executive officers, their immediate family members, and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. This policy also requires the bank to comply with Regulation O, which contains restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. The Code of Business Conduct and Ethics may be found on our website by clicking on the link for “Investors” under the “About” tab on our website at www.firstcommunitysc.com.

Other Relationships

Manning C. Crapps is employed with the bank’s financial planning and investment advisory division, First Community Financial Consultants, as an investment officer and financial consultant. He receives compensation based on a commission structure that also applies to other investment officers and financial consultants employed by the First Community Financial Consultants division. He is the son of our director and president and chief executive officer, Michael C. Crapps, and received total compensation of approximately $208,444 in 2023 and approximately $213,549 in 2022.

Annual Questionnaires

We annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. Our nominating committee, which consists entirely of independent directors, annually reviews all relationships and amounts disclosed in the directors’ and officers’ questionnaires, and our board of directors makes a formal determination regarding each director’s independence under Nasdaq listing standards and applicable SEC rules.

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Independent Registered Public Accountants

We selected Elliott Davis, LLC, to serve as our independent registered public accounting firm for the year ending December 31, 2023. A representative of Elliott Davis, LLC, is expected to be available either in-person, by telephone, or by Microsoft Teams at our annual meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

Audit and Related Fees

The following table shows the fees payable in the years ended December 31, 2023 and 2022 to Elliott Davis, LLC:

	2023	2022
Audit Fees(1)	$221,000	$182,000
Audit-Related Fees(2)	39,000	30,750
Tax Fees(3)	56,645	43,175
All Other Fees(4)	—	—
Total	$316,645	$255,925

(1)	Audit Fees consisted primarily of the audit of our annual consolidated financial statements and for reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q.
(2)	Audit Related Fees for 2023 and 2022 consisted primarily of procedures related to offering documents, the audit of our 401(k) plan, HUD compliance audit, and miscellaneous accounting and research discussions.
(3)	Tax Fees. This category includes the aggregate fees billed for services related to corporate tax compliance, as well as counsel and advisory services.
(4)	All Other Fees. Elliott Davis, LLC did not bill us for any other services for 2023 and 2022.

Oversight of Accountants; Approval of Accounting Fees

Under the provisions of its charter, the audit committee is responsible for the retention, compensation, and oversight of the work of the independent auditors. The committee reviews any proposed services to ensure that securities laws do not prohibit them and approves the scope of all services prior to being performed. All of the accounting services and fees reflected in the table above have been reviewed and approved by the audit committee, and individuals who were not employees of the independent auditor performed none of the services.

Pre-Approval Policy

Our audit committee’s pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

General. The audit committee is required to pre-approve all audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The independent auditors provide the audit committee with an annual engagement letter outlining the scope of the audit and permissible non-audit services proposed for the fiscal year, along with a fee proposal. The scope and fee proposal are reviewed with the internal auditor, the audit committee chair, and, when appropriate, our management for their input (but not their approval). Once approved by the audit committee, the services outlined in the engagement letter will have specific approval. All other audit and permissible non-audit services that have not been approved in connection with the independent auditor’s engagement letter for the applicable year must be specifically pre-approved by the audit committee under the same process as noted above, where practicable. The independent auditors shall not perform any prohibited non-audit services described in Section 10A(g) of the Exchange Act. The audit committee must specifically pre-approve any proposed services that exceed pre-approved cost levels. All services provided by Elliott Davis, LLC, and all fees related thereto, were approved pursuant to the pre-approval policy.

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Tax Services. The audit committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice, without impairing the auditor’s independence. The audit committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

Shareholder Proposals for the 2025 Annual Meeting of Shareholders

Any shareholder of the company desiring to include a proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 in our proxy statement for action at the 2025 annual meeting of shareholders must deliver the proposal to the executive offices of the company no later than December 10, 2024, unless the date of the 2025 annual meeting of shareholders is more than 30 days before or after May 22, 2025, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. Only proper proposals that are timely received and in compliance with Rule 14a-8 will be included in our 2025 proxy statement.

Under our bylaws, shareholder proposals not intended for inclusion in our 2025 proxy statement pursuant to Rule 14a-8 but intended to be raised at the 2025 annual meeting of shareholders, including nominations for election of director(s) other than the board’s nominees, must be received no later than 90 days in advance of the 2025 annual meeting of shareholders and must comply with the procedural, informational and other requirements outlined in our bylaws.

Our 2023 Annual Report on Form 10-K

Included with these proxy materials is a copy of our 2023 Annual Report on Form 10-K without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. We will also mail to you without charge, upon request, a copy of any document specifically referenced or incorporated by reference in this proxy statement. Requests should be mailed to First Community Corporation, Attention: Corporate Secretary, 5455 Sunset Blvd., Lexington, South Carolina 29072.

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FIRST COMMUNITY CORPORATION

5455 Sunset Boulevard Lexington, South Carolina 29072

www.firstcommunitysc.com

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V34846-P06615 Nominees: 01) C. Jimmy Chao 02) Ray E. Jones 03) E. Leland Reynolds 04) Alexander Snipe, Jr. 2. To approve the compensation of our named executive officers as disclosed in the proxy statement (this is a non-binding, advisory vote), ("Say-on-Pay"). The Board of Directors recommends you vote FOR the following proposals: 3. To ratify the appointment of Elliott Davis, LLC as our independent registered public accounting firm for 2024. ! ! ! 1. Election of Class III Directors For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! FIRST COMMUNITY CORPORATION To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following: FIRST COMMUNITY CORPORATION 5455 SUNSET BLVD. LEXINGTON, SC 29072 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 21, 2024. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 21, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE w

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement/10-K are available at www.proxyvote.com V34847-P06615 FIRST COMMUNITY CORPORATION Annual Meeting of Shareholders May 22, 2024 11:00 A.M. Eastern Time This proxy is solicited by the Board of Directors The undersigned hereby constitutes and appoints D. Shawn Jordan and John F. (Jack) Walker, IV and each of them, as his true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of Common Stock of First Community Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held on May 22, 2024 at our office located at 5455 Sunset Blvd., Lexington, South Carolina 29072, at 11:00 A.M. Eastern Time, and at any adjournment or postponement thereof, upon the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on those matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows: This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" Proposal No. 1, to elect four director nominees to serve on the Board of Directors; "FOR" Proposal No. 2, to approve the compensation of our named executive officers as disclosed in the proxy statement (this is a non-binding, advisory vote); and "FOR" Proposal No. 3, to ratify the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the year ending December 31, 2024. This proxy also delegates discretionary authority to the proxies to vote with respect to transact any other business that may properly come before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side